Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF TEXAS
FORT WORTH DIVISION

§
IN RE:	§	Chapter 11
§
THE BOMBAY COMPANY, INC.	§	CASE NO. 07-44084-dml-11
THE BOMBAY FURNITURE COMPANY, INC.,	§	CASE NO. 07-44085-dml-11
BBA HOLDINGS, LLC,	§	CASE NO. 07-44086-dml-11
BOMBAY INTERNATIONAL, INC.,	§	CASE NO. 07-44087-dml-11
BAILEY STREET TRADING COMPANY, and	§	CASE NO. 07-44088-dml-11
BMAJ, INC.	§	CASE NO. 07-44061-dml-11
§
Debtors.	§	Jointly Administered Under
	§	Case No. 07-44084-dml-11

DISCLOSURE STATEMENT FOR FIRST AMENDED CONSOLIDATED
JOINT PLAN OF LIQUIDATION OF THE DEBTORS TOGETHER
WITH THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

July 2, 2008

HAYNES AND BOONE, LLP		COOLEY GODWARD KRONISH LLP
901 Main Street, Suite 3100		1114 Avenue of the Americas
Dallas, Texas 75202		New York, NY 10036-7798
Tel.: (214) 651-5000		(212) 479-6000
Robert D. Albergotti		Jay R. Indyke
State Bar No. 00969800		Cathy Hershcopf
Gregory G. Plotko
Jeffrey L. Cohen
-and-

HAYNES AND BOONE, LLP		-and-
201 Main Street, Suite 2200
Fort Worth, Texas 76102	-and-	FORSHEY & PROSTOK, L.L.P.
Telephone: (817) 347-6600		777 Main Street, Suite 1290
John D. Penn		Fort Worth, Texas 76102
State Bar No. 15752300		Telephone: (817) 877-8855
Ian T. Peck		Jeff P. Prostok
State Bar No. 24013306		State Bar No. 16352500

Counsel to the Debtors		Counsel to the Official Committee of Unsecured Creditors

I.           INTRODUCTION

The Bombay Company, Inc., The Bombay Furniture Company, Inc., BBA Holdings, LLC, Bombay International, Inc., Bailey Street Trading Company and BMAJ, Inc. (collectively, “Bombay” or the “Debtors”), and the Official Committee of Unsecured Creditors of the Debtors (the “Committee”) submit this Disclosure Statement for First Amended Consolidated Joint Plan of Liquidation of the Debtors Together With the Official Committee of Unsecured Creditors Under Chapter 11 of the Bankruptcy Code (as may be amended, the “Disclosure Statement”).  This Disclosure Statement is to be used in connection with the solicitation of votes on the First Amended Joint Plan of Liquidation of the Debtors Together With the Official Committee of Unsecured Creditors Under Chapter 11 of the Bankruptcy Code (the “Plan”).  A copy of the Plan is attached hereto as Exhibit A.  Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed thereto in the Plan (see Article I of the Plan entitled “Definitions”).

The purpose of this Disclosure Statement is to enable creditors and interest holders of the Debtors whose Claims and Interests are impaired to make an informed decision in exercising their right to vote to accept or reject the Plan.

THIS DISCLOSURE STATEMENT CONTAINS INFORMATION THAT MAY BEAR ON YOUR DECISION TO ACCEPT OR REJECT THE PLAN. PLEASE READ THIS DOCUMENT CAREFULLY.

On July 3, 2008, the Bankruptcy Court entered an order pursuant to Bankruptcy Code section 1125 (the “Disclosure Statement Order”) approving this Disclosure Statement as containing information of a kind, and in sufficient detail, adequate to enable a hypothetical, reasonable investor, typical of the solicited holders of claims against the Debtors, to make an informed judgment with respect to the acceptance or rejection of the Plan.  A copy of the Disclosure Statement Order is included in the materials accompanying this Disclosure Statement.

APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT REGARDING THE FAIRNESS OR MERITS OF THE PLAN.

Each holder of a Claim entitled to vote to accept or reject the Plan should read this Disclosure Statement and the Plan in their entirety before voting.  No solicitation of votes to accept or reject the Plan may be made except pursuant to this Disclosure Statement and Bankruptcy Code section 1125.  No entity entitled to vote on the Plan should rely on any information relating to the Debtors, their business, or the Plan other than that contained in the Disclosure Statement and the exhibits hereto.  Unless otherwise indicated, the source of all information set forth herein is the Debtors.

After carefully reviewing this Disclosure Statement, including the attached exhibits and schedules, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed ballot and returning the same to the address set forth on the ballot, in the enclosed return envelope so that it will be received by the Balloting Agent, no later than 4:00 p.m., Prevailing Central Time, on August 11, 2008.

Even if you do not vote to accept the Plan, or if you are the holder of an unimpaired Claim, you may be bound by the Plan if the requisite holders of Claims accept it.

The Debtors and the Committee urge you to vote to accept the Plan.

TO BE SURE YOUR BALLOT IS COUNTED, YOUR BALLOT MUST BE RECEIVED NO LATER THAN 4:00 P.M., PREVAILING CENTRAL TIME, ON AUGUST 11, 2008.

Pursuant to Bankruptcy Code section 1128, the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the “Bankruptcy Court”) has scheduled a hearing to consider confirmation of the Plan (the “Confirmation Hearing”), on August 20, 2008, at 1:30 p.m., (Central Time). The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed and served so as to be received on or before August 11, 2008, 4:00 p.m. (Central Time).

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF STATEMENTS CONTAINED THEREIN.

II.    EXPLANATION OF CHAPTER 11

A.	Overview of Chapter 11

Chapter 11 is the principal reorganization chapter of the Bankruptcy Code.  Under chapter 11, a debtor-in-possession attempts to reorganize its business and financial affairs or liquidate its property and assets for the benefit of the debtor, its creditors, and other interested parties.

The commencement of a chapter 11 case creates an estate comprising all of the debtor’s legal and equitable interests in property as of the date the bankruptcy petition is filed.  Unless the Bankruptcy Court orders the appointment of a trustee, Bankruptcy Code sections 1107 and 1108 provide that a chapter 11 debtor may continue to operate its business and control the assets of its estate as a “debtor-in-possession.”  No trustee has been appointed in these Cases and the Debtors in their capacities as Debtors-in-possession have continued to control the assets of the estate.

The filing of a chapter 11 petition also triggers the automatic stay under Bankruptcy Code section 362.  The automatic stay halts essentially all attempts to collect prepetition claims from the debtor or to otherwise interfere with the debtor’s business or its bankruptcy estate, subject to certain specifically limited exceptions as set forth in the Bankruptcy Code.

Formulation of a plan of reorganization is the principal purpose of a chapter 11 case.  The plan of reorganization sets forth the means for satisfying the claims of creditors against and interests of equity holders in the debtor.  Although usually referred to as a plan of reorganization, a plan may simply provide for an orderly liquidation of a debtor’s property and assets.  The Plan Proponents’ Plan does, in fact, provide for an orderly liquidation of the Debtors’ remaining assets.  The Debtors in these Bankruptcy Cases have already sold the vast majority of their assets.  The chief remaining assets of these Debtors are cash, Causes of Action, intercompany distributions from Bombay’s Canadian Operations and the Debtors’ interest in Bombay Brands, LLC.

B.	Plan of Reorganization/Liquidation

A debtor initially has the exclusive right to file a plan in the case.  In these cases, the Debtors elected to allow the Exclusive Period to expire and have filed their joint Plan with the Committee.  After a plan is filed, the holders of certain claims against or interests in a debtor are permitted to vote on whether to accept or reject the plan.  Chapter 11 does not require that each holder of a claim against or interest in a debtor vote in favor of a plan for the plan to be confirmed.  At a minimum, however, if there is an impaired class, a plan must be accepted by a majority in number and two-thirds in amount of those claims actually voting from at least one non-insider class of claims impaired under the plan.  The Bankruptcy Code also defines acceptance of a plan by a class of interests as acceptance by holders of two-thirds of the number of shares actually voted.

Classes of claims or interests that are not “impaired” under a plan are conclusively presumed to have accepted the plan, and are therefore not entitled to vote.  A class is “impaired” if the plan modifies the legal, equitable, or contractual rights attaching to the claims or interests of that class.  Modification for purposes of impairment does not include curing defaults and reinstating maturity.  Classes of claims or interests that receive or retain no property under a plan are conclusively presumed to have rejected the plan and are therefore not entitled to vote.  In these Cases, holders of equity (common stock) interests will not receive any property and such equity interests will be cancelled.  Equity Interests are not entitled to vote on the Plan.

Even if all classes of claims and interests accept a plan, the Bankruptcy Court may nonetheless deny confirmation.  Bankruptcy Code section 1129 sets forth the requirements for confirmation and, among other things, requires that a plan be in the “best interests” of impaired and dissenting creditors and interest holders and that the plan be feasible.  The “best interests” test generally requires that the value of the consideration to be distributed to impaired and dissenting creditors and interest holders under a plan may not be less than the amount those parties would receive if the debtor were liquidated under a hypothetical liquidation occurring under chapter 7 of the Bankruptcy Code.  A plan must also be “feasible,” which generally requires a finding that there is a reasonable probability that the debtor will be able to perform the obligations incurred under the plan.

The Bankruptcy Court may confirm a plan even though not all of the classes of impaired claims and interests accept it.  The Court may do so under the “cramdown” provisions of Bankruptcy Code section 1129(b).  For a plan to be confirmed under the cramdown provisions, despite the rejection of a class of impaired claims or interests, the proponent of the plan must show, among other things, that the plan does not discriminate unfairly and that it is fair and equitable with respect to each impaired class of claims or interests that has not accepted the plan.  See Paragraph D of Section XI herein for a more detailed discussion of the “cramdown” provisions of Bankruptcy Code section 1129(b).

If the proponent of the plan proposes to seek confirmation of the plan under the cram-down provisions of the Bankruptcy Code, the Bankruptcy Court must further find that the economic terms of the particular plan meet the specific requirements of Bankruptcy Code section 1129(b) with respect to the subject objecting class.  The proponent must also meet all applicable requirements of Bankruptcy Code section 1129(a) (except section 1129(a)(8)). Those requirements include the requirements that: (i) the plan comply with applicable Bankruptcy Code provisions and other applicable law, (ii) the plan be proposed in good faith, and (iii) at least one impaired class of creditors or interest holders has voted to accept the plan.

III.    HISTORY OF THE DEBTORS AND SIGNIFICANT EVENTS IN THE BANKRUPTCY CASES

A.	Information Provided Herein

Certain of the information set forth below has been provided by the Debtors, employees of the Debtors, and external sources.  Additionally, any information regarding events that took place prior to the Committee’s formation is solely provided by the Debtors and has not been independently verified by the Committee or its counsel.  The Debtors used a combination of the information provided by these sources together with their own analysis regarding the impact of the Plan on the rights and liabilities of the Debtors and all creditors of the Estates. While the Debtors have attempted to provide information from sources believed to be reliable, the Debtors have not independently verified the accuracy of all of the information.  The information contained herein has not been subject to an audit.  Neither the Debtors, the Committee nor their counsel represent or warrant the accuracy of discussions of past or future events.

B.	Overview

1.	Bombay’s History & Operations

Bombay designed, sourced and marketed a line of proprietary home furnishings that included large furniture, occasional furniture, wall décor and decorative accessories through a network of retail locations throughout the United States and Canada, and through its direct-to-customer operations and international licensing arrangements.  Bombay’s unique position in the market place was a result of its core competencies in design, sourcing and importing.  Bombay was a global importer, sourcing product from approximately 26 countries worldwide.

Bombay operated primarily through two retail channels: store based, which consisted of Bombay’s core offering (“core”), BombayKIDS and Bombay Outlet stores located in the U.S. and Canada; and direct-to-customer, which consisted primarily of Bombay’s website operations.  Bombay core stores featured home furnishings including accessories, wall décor and furniture focusing on the bedroom, the home office, the dining room and the living room.  BombayKIDS featured a line of children’s furniture, textiles and accessories for children’s bedrooms and bathrooms.  Bombay Outlet stores, which were located primarily in major outlet centers across the United States and Canada, featured an assortment of home furnishings similar to the Bombay core store offering at lower price points.  Additionally, Bombay Outlet stores provided a channel to liquidate overstocks of Bombay core and BombayKIDS product.

In addition to their primary retail operations, Bombay had an international licensing business which contributed incrementally to profitability but which was not significant to its operations in recent years.

2.	Bombay’s Products

Bombay offered a diverse selection of products consisting of approximately 6,200 stock keeping units (“SKUs”) of which over 90% were designed or styled to Bombay’s specifications.  As a fashion retailer in home décor, Bombay frequently introduced new SKUs, most often during spring, fall, and Christmas selling periods.  Approximately 3,000 new SKUs were introduced in 2005 and 2006.

The principal categories of Bombay’s merchandise (and their percentage of sales during 2006) included the following:  (i) large and small furniture manufactured by third party vendors located principally in China, Vietnam, India, Malaysia, Taiwan, and Indonesia (approximately 46% of sales); (ii) home accessories manufactured by vendors located in twenty countries in Asia, North America, and Europe (approximately 40% of sales); and (iii) wall décor manufactured by vendors in the United Sates and Asia (approximately 14% of sales).

Bombay was not dependent on any particular supplier and had long-standing relationships with many of its vendors.  Thirty-nine manufacturers in eight countries supplied over 75% of Bombay’s merchandise requirements.  Approximately 60% of Bombay’s production came from China.  Bombay had no long-term production agreements; however, Bombay had secured agreements with major manufacturers that prohibited the production of Bombay’s proprietary product for other parties.

3.	Bombay’s Stores and Direct-to-Customer Sales

Bombay operated a portfolio of mall, off-mall and outlet retail locations across the U.S. and Canada.  All the stores were leased and were located primarily in regional shopping malls, certain secondary shopping malls, and select urban and suburban locations.  As of the Petition Date, Bombay’s stores included 337 core stores, two BombayKIDS stores, and 45 Bombay Outlet stores.  Historically, Bombay stores were situated in mall locations.  During the years leading up to the Petition Date, as many mall leases were nearing their expiration dates, Bombay began aggressively pursuing an off-mall strategy for new and relocated stores focusing on open-air lifestyle centers and high-end “power” strip centers (especially those with a concentration of home furnishing retailers).  Such locations offered Bombay the opportunity to lower occupancy costs, improve operating efficiencies and provide a more convenient shopping experience for the customer.  From  2002 forward, as Bombay migrated to off-mall locations, Bombay typically opened new core stores in 4,000 to 5,000 square foot locations.  Bombay mall stores were slightly smaller in size, averaging approximately 3,600 square feet.

Coincident with the decision to diversify the real estate portfolio, Bombay made the decision to enter into the children’s home furnishings market.  As part of the BombayKIDS expansion strategy, Bombay opted to enter into leases that were typically twice as large (approximately 9,000 square feet) as core stores, opening combination Bombay and BombayKIDS stores (“combo stores”) which had the two concepts operating side by side.  Bombay had been phasing out BombayKIDS and devoting the space previously used for BombayKIDS to core product lines.  As of the Petition Date, all of the combo stores had been converted to core stores and two standalone BombayKIDS stores remained.  Bombay Outlet stores, which were located primarily in major outlet centers across the United States, averaged 4,400 square feet.  Canada had one outlet store located in a mall setting.

Bombay maintained regional distribution centers in Fort Worth, Texas; McDonough, Georgia; Breinigsville, Pennsylvania; Mira Loma, California; Plainfield, Indiana and Brampton, Ontario.  Each of the distribution centers was leased.  The distribution centers collectively equaled 1.7 million square feet of space, including Canada, and were strategically located to enable Bombay to replenish the majority of store inventories within 48 hours of when an order was processed.  Approximately fifty-four percent of Bombay’s stores were located within 250 miles of a distribution center, and an additional thirty-five percent of stores were between 250-500 miles of a distribution center. Bombay used dedicated trucks and less-than-truckload carriers to transport product from the distribution centers to the stores.

Bombay conducted electronic commerce through their U.S. websites at http://www.bombaycompany.com, http://www.bombaykids.com, and http://www.bombayoutlet.com.  Internet sales were processed pursuant to a contract with Amazon Services, Inc.  Bombay’s internet presence was an important tool not only for generating direct-to-customer sales but also for enabling the customer to conduct research on Bombay’s product offering prior to making a store visit.

4.	Intellectual Property and International Operations

Bombay owned a number of the trademarks, service marks, copyright registrations and design patents used in its business, including federal trademark registrations for the marks “The Bombay Company”, “Bombay”, Bombay’s palm tree logo and “BombayKIDS”.  Bombay’s trademarks are also registered or are the subject of pending applications in a number of foreign countries.  Each trademark registration is renewable indefinitely if the mark is still in use at the time of renewal.  Bombay International, Inc. (“International”) was Bombay’s international licensing and distribution channel.  International operations were extended to 19 licensed stores as of the end of 2006, including operations in the Middle East, Eastern Europe and the Caribbean.  Total international revenue during 2006 was $2.8 million.

Bombay maintained branch offices in Taiwan, Malaysia, China and Vietnam, and used agents in various countries to locate prospective vendors, coordinate production requirements with manufacturers, and provide technical expertise and quality control.

5.	Legal Proceedings

Bombay was involved from time to time in litigation arising in the ordinary course of its business.  In addition, Bombay was a defendant in a copyright infringement lawsuit brought by Edgar, Inc. in the United States District Court for the District of Rhode Island (the “Edgar Litigation”).  The Edgar Litigation alleged that Bombay infringed on copyrights held by Edgar, Inc. by offering for sale certain goods.  The Edgar Litigation was settled by order of the Bankruptcy Court dated February 13, 2008.  A list of pending litigation as of the Petition Date is included in the Debtor’s Schedules of Assets and Liabilities.

6.          Business Organization, Ownership and Related Parties

Bombay is a publicly-held corporation organized under the laws of the State of Delaware.  The Bombay Company, Inc. was founded in 1975 as a mail order furniture company specializing in inexpensive reproductions of 18th and 19th Century English furniture.  In 1980, Tandy Brands, Inc., a holding company in Fort Worth, Texas which was spun off from Tandy Corporation in 1975, purchased the U.S. operations and in 1981 purchased the Canadian company.  In 1990, after a series of divestitures, Tandy Brands spun off its remaining non-retail operations and changed its name to The Bombay Company, Inc.

7.	Management and Employees

As of August 24, 2007, Bombay had approximately 3,806 U.S. employees, including 2,238 store employees, 1,209 store managers and assistant managers, 37 district managers and regional directors, 106 distribution center employees, and 216 employees working at Bombay’s headquarters in Fort Worth.  Approximately 2,250 of Bombay’s employees worked part-time.  Bombay’s employees were not party to any union contract.

As of the current date, the following officers remain with Bombay: Elaine D. Crowley, Senior Vice President, Chief Financial Officer and Treasurer.  In addition, the following persons serve on Bombay’s Board of Directors: Nigel Travis, Susan Groenteman, Paul V. Higham, Paul J. Raffin, Julie L. Reinganum, Laurie Shahon, Bruce R. Smith and Dave Stewart.

C.	Events Leading to Chapter 11 Filings

1.	Expiration of Real Estate Leases

Bombay began to experience difficulties in 2003, when approximately 50% of Bombay’s real estate leases were scheduled to expire.  Beginning in 2002, Bombay’s management began to implement several new strategies designed to take advantage of the expiration of the leases.  Bombay aggressively pursued migrating from mall-based stores to off-mall locations in order to avoid rent increases as mall leases expired, lower fixed occupancy costs, and position Bombay as more of a lifestyle furnishing destination.  This strategy was initially successful and resulted in lower occupancy costs as a percentage of sales in off-mall locations, but the success was mitigated by the negative results of the BombayKIDS initiatives detailed below.  Bombay also decided to open several new stores to increase leverage of fixed costs, including logistics, marketing, field infrastructure, and corporate overhead.  This decision necessitated capital investment of over $70 million and resulted in some profitable new locations and some unprofitable new locations.

2.	Entrance into Children’s Home Furnishings

Bombay witnessed promising results from initial test marketing of BombayKIDS.  Bombay rolled out the BombayKIDS concept on a nationwide basis in conjunction with its strategy to open several new stores, including approximately 60 new large stores (8,000-10,000 square feet).  However, the results from the introduction of the BombayKIDS concept were disappointing.

3.	Expansion of Large Furniture Offering

The newer off-mall locations provided the opportunity to expand Bombay’s offering of large furniture pieces and fully-assembled furniture, including upholstered furniture, beds, and home office furniture.  Customers did not react favorably to this shift away from “take-with” products such as occasional tables and accessories or to the rise in overall price point of the stores.  In addition, this change increased storage and shipping costs associated with the larger furniture offering.

4.	Reaction to Competition

During the period of change at Bombay, competition from other retailers including, among others, Pier 1, Pottery Barn, Kirklands, Target, Crate & Barrel, and Restoration Hardware led to increased pressure on Bombay’s core product line.  Sales promotions were necessary to move higher-priced core products (such as large furniture), while BombayKIDS products were rarely discounted, leading to some customer confusion.

5.	Consequences

Overall, the initiatives described above had several unintended negative consequences.  First, Bombay’s strategy shifted away from its line of core products with a low price point toward larger, higher-priced products.  Second, Bombay encountered difficulties absorbing the significantly larger store size.  Third, the migration from mall to off-mall locations resulted in the displacement of many customers and a shift in the nature of the shopping trip from one that included more of an impulse component to that of a more planned visit.  Fourth, the substantial sales promotions needed to move large products conflicted with the pricing of other Bombay products and with the need for increased capital.  The repositioning plan combined with increased industry competition resulted in declining sales and store performance and placed stress on Bombay’s resources.

6.	Turnaround Efforts

Beginning in June of 2006, management initiated an aggressive campaign to eliminate excessive costs and ensure ongoing liquidity.  This campaign included, among other initiatives, the elimination of over 60 corporate office positions, including four members of senior management, tighter control of in-store discounts, elimination of unprofitable advertising, reduction of inventory levels, and refinancing of debt, which increased available borrowing capacity by $30 million. These efforts were designed to reduce costs by an estimated $28-31 million but did not resolve all of Bombay’s difficulties.

In addition to the efforts to improve liquidity, management began to implement several initiatives designed to return Bombay to its successful roots.  One of the primary initiatives was merchandise management and control, including ensuring sufficient inventory of Bombay’s most profitable products, more flexible allocation of products to stores, focus on entry-level and lower priced items, and an “item of the week” program designed to attract customers with a single, aggressively priced item each week.    Other initiatives included (i) reduction of the number of different products to focus customers on key selling merchandise; (ii) development of a more custom-tailored strategy for each type of stores (mall, off-mall, and outlet); (iii) enhancements to the supply chain to improve inventory flow; (iv) gradual phase out of BombayKIDS and conversion of BombayKIDS floor space to core product line; (v) identification and elimination of underperforming stores; and (vi) optimization of marketing expenditures.

In 2006, Bombay engaged William Blair & Company (“Blair”), an investment banking firm, to seek investment or other strategic alternatives designed to rectify Bombay’s financial dilemma.  In April 2007, Blair distributed a confidential descriptive memorandum to potentially interested investors.  In September 2007, Blair resigned as investment banker.  Bombay, with the assistance of its professionals, continued to market the company’s assets and seek strategic and financial investors.

7.	Bombay’s Need for Bankruptcy Protection

From 2003 to the Petition Date, Bombay’s net revenue decreased from $596.4 million to $536.3 million.  Sales per square foot decreased from $322 in 2003 to $250 in 2006.  Bombay suffered net losses of $12.6 million in 2004, $46.7 million in 2005, and $52.8 million in 2006.  Adjusted EBITDA for 2004, 2005 and 2006 was -$6.8 million, -$13.9 and -$22.3 million respectively.

The decline in financial performance continued during the quarter ended May 5, 2007, in which net revenue decreased 11.9% to $104.6 million (from $118.7 million for the quarter ended April 29, 2006).  During the same quarter, same store sales declined approximately 10.2%.  On a geographic basis, stores in Canada generated flat same store sales growth, while same stores sales in all regions of the United States ranged from single to double-digit same store sales declines.  For the three months ending May 5, 2007, Bombay suffered a net loss of $15.4 million.

As of May 5, 2007, Bombay had $3.8 million in cash and cash equivalents, $36.6 million of working capital, $78.6 million in outstanding debt under its prepetition financing facility and $27.9 million of availability under its prepetition financing facility for additional borrowings or letters of credit.  To provide additional liquidity, on May 25, 2007, Bombay obtained a $10 million term loan from GB Merchant Partners, LLC.  All of the proceeds from the term loan were used in Bombay’s prepetition operations.  However, the levels of revenue, sales, inventory, and borrowing availability under Bombay’s pre-petition financing facility were insufficient to support ongoing operations.  Bombay’s prepetition lenders refused to provide additional operational financing outside of a chapter 11 proceeding.  Moreover, each of the turnaround strategies that Bombay considered would have required Bombay to close several underperforming stores.  Bombay did not have sufficient liquidity to satisfy the claims that would be generated by store closures outside of chapter 11.

D.	Significant Events Since Commencement of the Chapter 11 Case

1.	Post-Petition Financing and Use of Cash Collateral

On September 20, 2007, Bombay filed its Debtors’ Motion and Memorandum of Law for Interim and Final (1) Approval of Postpetition Financing; (2) Authority to Use Cash Collateral, (3) Granting of Liens and Providing Superpriority Administrative Expense Status, (4) Granting Adequate Protection, (5) Modifying Automatic Stay, and (6) Scheduling a Final Hearing  (the “DIP Motion”).  In the DIP Motion, Bombay requested authority to borrow up to $48 million on an interim basis and up to $115 million on a final basis to fund the Debtors’ post-petition operations and wind-down.  The Court granted the DIP Motion on an interim basis on September 27, 2007.  After a final hearing, the Court granted the DIP Motion on a final basis on October 18, 2007, in the aggregate amount of $115 million ($100 million for U.S. operations and $15 million for the Canadian operations).

2.	Miscellaneous First-Day Orders

On or shortly after the Petition Date, the Debtors filed a number of motions designed to allow them to continue operating their businesses in the ordinary course without unnecessary disruption as a result of the bankruptcy filings.  Pursuant to those motions, the Bankruptcy Court entered several orders that, among other things, granted the Debtors authority to: (i) retain various professionals; (ii) establish procedures for providing adequate assurance to utilities; (iii) maintain existing bank accounts and business forms; (iv) establish procedures for payment of professionals; (v) continue use of their cash management system; (vi) pay prepetition wages and salaries, taxes and insurance; (vii) pay certain critical vendors and foreign shippers; (viii) continue certain customer programs; and (iv) secure post-petition financing.  The Bankruptcy Court also entered an order directing that the Bankruptcy Cases would be jointly administered.  The various first-day orders can be viewed a www.alixpartners.com/bombay.

3.	Retention of Professionals

The Bankruptcy Court approved Bombay’s retention of Haynes and Boone, LLP as counsel for the Debtors; FTI Consulting, Inc. as financial advisors for the Debtors; FD U.S. Communications, Inc. as communications advisors for the Debtors; Baker & McKenzie, LLP as special counsel for the Debtors; Asset Disposition Advisors, LLC as asset disposition advisors and consultants for the Debtors; and Whitley Penn, LLP as accountants for a limited purpose for the Debtors.  In addition, the Bankruptcy Court appointed AlixPartners, LLP as claims, noticing and balloting agent.

4.	Appointment of Official Committee of Unsecured Creditors

On September 24, 2007, the United States Trustee appointed the Committee.  The Committee consists of Developers Diversified Realty, Simon Property Group, Pollock Paper Company, Ryder Logistics and Transportation, AT&T Services, Inc., and General Growth Properties.1  The Bankruptcy Court approved the Committee’s retention of Cooley Godward Kronish LLP as lead counsel, Forshey & Prostok, LLP as local counsel, Lang Michener LLP as Canadian counsel, and Mesirow Financial Consulting, LLC as financial advisors.

1  Receivable Management Services as agent for Seko Worldwide, LLC was appointed by the United States Trustee to serve on the Committee but subsequently resigned.

5.	Sale of Substantially All of the Debtors’ Assets

On September 20, 2007, Bombay filed its Motion of Debtors to Approve Comprehensive Sale Process Including Sale to the High Bidders and to (A) Approve Bid Procedures and Protections; (B) Schedule a Sale Hearing; (C) Approve the Form and Manner of Notice Related Thereto; (D) Authorize Sale Free and Clear of All Liens, Claims, Encumbrances and Interest; and (E) Grant Related Relief (the “Sale Motion”).  Pursuant to the Sale Motion, Bombay sought court approval for bid procedures in connection with a going concern transaction, or in the alternative a complete liquidation of substantially all of Bombay’s retail business operations and related properties and assets, and the payment of a break-up fee, if necessary, to the stalking horse bidder.  The Bankruptcy Court entered its Order Approving Comprehensive Sale Process Including Sale to the Highest Bidders and to (A) Approve Bid Procedures and Protections; (B) Schedule a Sale Hearing; (C) Approve the Form and Manner of Notice Related Thereto; (D) Authorize Sale Free and Clear of all Liens, Claims, Encumbrances and Interests; and (E) Granting Related Relief (the “Bid Procedures Order”) on September 26, 2007.  Bombay and its professionals, in conjunction with the Committee, worked with both going-concern and inventory liquidation bidders prior to the auction in an attempt to maximize realization to the Estates.  The auction commenced on October 10, 2007 and continued through October 11, 2007, and after it became apparent that no going-concern bid could be consummated, the Debtors accepted a bid by a joint venture compromised of Gordon Brothers Retail Partners, LLC and Hilco Merchant Resources, LLC (“GB Hilco”) of 109.5% of the actual cost value of the U.S. inventory.  The Debtors also shared with GB Hilco in proceeds of the inventory liquidation after GB Hilco recovered its investment plus an agreed return.

6.	Sale of Corporate Headquarters Building

On October 26, 2007, the Bankruptcy Court entered an order approving a supplemental bid procedure process for the sale of lease designation rights and the Debtors’ corporate headquarters (the “Bombay Office Complex”).  The Debtors received approximately ten qualified offers on the Bombay Office Complex, and after extensive negotiations, on November 8, 2007 the Bankruptcy Court entered an order approving the sale of the Bombay Office Complex to Goff Capital, Inc. for $16,350,000.  The Debtors realized approximately $1.8 million in the disposition of lease designation rights.

7.	Sale of Intellectual Property

With no going-concern buyer and as a result of the liquidation of its inventory at the October 10-11, 2007 auction, Bombay filed a motion seeking court authority to approve bid procedures and conduct an auction of the Debtors’ intellectual property (the “Intellectual Property”).  On December 19, 2007 the Debtors conducted an auction of the Intellectual Property, resulting in a successful bid by a joint venture composed of Hilco Consumer Capital, LLC and an affiliate of Gordon Brother Retail Partners, L.P.  On January 23, 2008 the Bankruptcy Court approved the sale of Bombay’s Intellectual Property to Bombay Brands, LLC for the initial purchase price of $2,000,000.  Bombay retained a 25% ownership in Bombay Brands, LLC.  Bombay Brands, LLC is actively pursuing licensing partners for Bombay’s intellectual property including all of Bombay’s trademarks, service marks, copyright registrations and design patents.

As will be further described herein, as of the Effective Date of the Plan, Bombay’s 25% ownership interest in Bombay Brands, LLC will be transferred to a Liquidation Trust and administered by the Liquidation Trustee under the oversight of the Committee.

8.	Sale of Canadian Assets

On September 20, 2007, Bombay’s wholly owned Canadian operations, formerly known as The Bombay Furniture Company of Canada, Inc. – La Compagnie de Mobilier Bombay du Canada Inc. (“Bombay Canada”), sought protection from its creditors from the Ontario Superior Court of Justice (the “Canadian Bankruptcy Court”) under the Companies’ Creditors Arrangement Act in Canada (Court File No. 07-CL-007183).

Prior to the commencement of the October 10-11, 2007 auction in the U.S., a joint venture comprised of Benix & Co., a leading Canadian housewares retailer, and affiliates of Hilco Consumer Capital (together, the “Canadian Bidder”) performed substantial due diligence and expressed interest in acquiring Bombay Canada as a going concern.  During October 10-11, 2007, Bombay and its professionals spent significant time negotiating with the Canadian Bidder and discussing competing bids with other auction participants.  The Canadian Bidder offered to pay 110% of the cost value of the Canadian inventory.  Importantly, the Canadian Bidder also proposed to assume all of the obligations of Bombay Canada arising under its 50 store leases and its Canadian distribution center.  It also agreed to offer employment to at least 85% of Bombay Canada’s full-time employees and at least 50% of its part-time employees, an undertaking that permitted Bombay Canada to avoid substantial employee severance costs.  Ultimately, Bombay determined that the proposal of the Canadian Bidder was the highest and best bid for Bombay’s Canadian operations.  The sale of Bombay’s Canadian operations to the Canadian Bidder was approved by the Canadian Bankruptcy Court on October 23, 2007.

After a successful holiday selling period during which all but $1.1 million of inventory was liquidated, the assets were sold to Benix & Co. Inc. as of February 5, 2008.  All of the on-going leases were assumed, the vast majority of employees were rehired by the new company and the stores reopened under the name Bombay & Co.

9.	Payments from Bombay Canada to the U.S. Debtors

On May 23, 2008, Bombay Canada requested permission from the Canadian Bankruptcy Court to pay its creditors 100 cents on a dollar for pre-petition and post-petition amounts owed to third parties, subject to resolution of certain disputed items.  Bombay has asserted claims and rights to distributions in Bombay Canada’s bankruptcy proceedings relating to (i) license fees; (ii) reimbursement of Canadian lender counsel legal fees and disbursements; (iii) reimbursement of post-filing costs and expenses incurred by Bombay’s U.S. Debtors, including its agents; and (iv) its rights to distributions based upon its equity ownership.  Bombay currently expects that approximately $2 million (USD), net of taxes, will be available to be returned to the Debtors or their successors.

10.	The Committee’s Investigation of Bombay’s Pre-Petition Management

During the course of these bankruptcy proceedings, the Committee conducted an investigation of the causes for Bombay’s bankruptcy filing and whether any claims may exist against Bombay’s former management, advisors or pre-petition lenders, General Electric Capital Corporation and GB Merchant Partners, LLC.  As part of their investigation, the Committee’s counsel reviewed thousands of documents and conducted oral examinations of numerous members of Bombay’s former management, one of the members of Bombay’s Board of Directors, as well as representatives of Bombay’s former lenders.  The Committee completed its investigation and review of the available information and documents.  The Committee has filed the report under seal because of the confidential nature of the information.  The report reflected the conclusions that there is not a colorable cause of action against (a) Bombay’s Board or management for breach of fiduciary duty in connection with the timing of the Debtors’ bankruptcy filings, (b) Bombay’s professionals for negligence in connection with the timing of the Debtors’ bankruptcy filngs, or (c) against Bombay’s lenders for lender liability in connection with the timing of the Debtors’ bankruptcy filings.  The Committee is considering the role of Bombay’s former advisor, William Blair & Company in connection with Bombay’s bankruptcy filing.

IV.    SUMMARY OF THE PLAN

THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE OF THE PLAN AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN.  IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH IS ANNEXED TO THIS DISCLOSURE STATEMENT AS EXHIBIT A.

THE SUMMARIES OF THE PLAN AND OF OTHER DOCUMENTS REFERRED TO HEREIN DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THOSE DOCUMENTS.  FOR THE FULL AND COMPLETE STATEMENTS OF THEIR TERMS AND PROVISIONS, PLEASE REFER TO THE PLAN ATTACHED HERETO AS EXHIBIT “A”.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS AND OTHER PARTIES IN INTEREST.  IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, THE TERMS OF THE PLAN OR THE OTHER OPERATIVE DOCUMENT WILL CONTROL.

A.	Classification Overview

Bankruptcy Code section 1123 provides that a plan must classify the claims of a debtor’s creditors and the claims of its interest holders.  In accordance with Section 1123, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Claims, Fee Claims, and Priority Tax Claims).  The Debtors are required, under Bankruptcy Code section 1122, to classify Claims against and Interests in the Debtors into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class.

The Debtors and the Committee are the proponents of the Plan (hereinafter sometimes referred to as the “Plan Proponents”).  The Plan Proponents believe that the Plan has classified Claims and Interests in compliance with the provisions of Section 1122; however, it is possible that a holder of a Claim or Interest may challenge the classifications of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed.  In that event, the Plan Proponents intend, to the extent permitted by the Bankruptcy Code, the Plan and the Bankruptcy Court to make modifications to the classifications under the Plan to permit confirmation and to use the Plan acceptances received in this solicitation for purposes of obtaining the approval of the reconstituted Class or Classes of which each accepting holder ultimately is deemed to be a member.  Any such reclassification could adversely affect the Class in which such holder initially was a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.  Furthermore, a reclassification of a Claim or Interest after approval of the Plan could necessitate a re-solicitation of the Plan.

B.	Unclassified Claims

In accordance with Bankruptcy Code section 1123(a)(1), Unclassified Claims against the Debtors consist of Administrative Expense Claims, Fee Claims and Priority Tax Claims.

1.	Administrative Expense Claims

Unless otherwise provided for in the Plan, each holder of an Allowed Administrative Expense Claim shall be paid 100% of the unpaid Allowed amount of such Administrative Expense Claim in Cash on or as soon as reasonably practicable after the Distribution Date.  Notwithstanding the immediately preceding sentence: (i) any Administrative Expense Claims for goods sold or services rendered representing liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases involving trade, service or vendor Claims, subject to compliance with any applicable bar date, shall be paid by the Debtors or Liquidation Trustee in the ordinary course in accordance with the terms and conditions of any agreements relating thereto; and (ii) Administrative Expense Claims of the United States Trustee for fees pursuant to 28 U.S.C. § 1930(a)(6) shall be paid in accordance with the applicable schedule for payment of such fees.  Notwithstanding the foregoing, the holder of an Allowed Administrative Expense Claim may receive such other, less favorable treatment as may be agreed upon by such holder and the Debtors or Liquidation Trustee, as applicable.

Proofs of claim or applications for payment of Administrative Expense Claims (other than Fee Claims) arising before the Effective Date must be filed with the Court within 30 days after the Effective Date.  Any Person that fails to file such a proof of claim or application with the Court within that time shall be forever barred from asserting such an Administrative Expense Claim against any of the Debtors, the Estates, or their property, or commencing or continuing any action, employment of process or act to collect, offset, or recover any such Administrative Expense Claim.

2.	Fee Claims

Each holder of an Allowed Fee Claim for services rendered through the Effective Date shall receive 100% of the unpaid Allowed amount of such Claim in Cash on or as soon as reasonably practicable after the Distribution Date.

All proofs or applications for payment of Fee Claims for services rendered through the Effective Date must be filed with the Court within 45 days after the Effective Date.  Any Person or entity that fails to file such a proof of Fee Claim or application on or before such date shall be forever barred from asserting such a Fee Claim against any of the Debtors, the Estates, the Liquidation Trust or their property, and the holder thereof shall be permanently enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such a Fee Claim.

3.	Priority Tax Claims

Each holder of an Allowed Priority Tax Claim shall be paid 100% of the unpaid amount of such Allowed Claim in Cash on or as soon as reasonably practicable after the Distribution Date.  Any claim or demand for penalty relating to any Priority Tax Claim shall be disallowed, and the holder of an Allowed Priority Tax Claim shall not assess or attempt to collect such penalty from the Released Parties, the Debtors’ directors and officers, the Debtors’ successor(s) or the Liquidation Trust, or their property.  Notwithstanding the foregoing, the holder of an Allowed Priority Tax Claim may receive such other less favorable treatment as may be agreed upon by the claimant and the Liquidation Trustee.

C.	Classification and Treatment of Claims and Interests

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Fee Claims, and Priority Tax Claims, as described in Article III of the Plan, have not been classified and thus are excluded from the Classes that follow.  The following table designates the Classes of Claims and specifies which of those Classes are (i) impaired or unimpaired by the Plan, and (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code or deemed to reject the Plan.

	Class	Status	Voting Rights
Class 1	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 2	Secured Claims	Unimpaired	No (deemed to accept)
Class 3	General Unsecured Claims	Impaired	Yes
Class 4	Unsecured Bombay Gift Card Convenience Class	Impaired	Yes
Class 5	Subordinated Claims	Impaired	No (deemed to reject)
Class 6	Intercompany Claims	Impaired	No (deemed to reject)
Class 7	Interests	Impaired	No (deemed to reject)

1.	Class 1 – Priority Non-Tax Claims

(a)           Classification:  Class 1 consists of Priority Non-Tax Claims.

(b)           Treatment: Class 1 is unimpaired, and each holder of an Allowed Priority Non-Tax Claim shall be paid 100% of the unpaid amount of such Allowed Claim in Cash on or as soon as reasonably practicable after the applicable Distribution Date.  Notwithstanding the foregoing, the holder of an Allowed Priority Non-Tax Claim may receive such other less favorable treatment as may be agreed upon by the claimant and the Liquidation Trustee.

2.	Class 2 – Secured Claims

(a)           Classification:  Class 2 consists of Secured Claims.

(b)           Treatment: Class 2 is unimpaired.  Subject to the provisions of Sections 502(b)(3) and 506(d) of the Bankruptcy Code, each holder of an Allowed Secured Claim shall receive, at the Liquidation Trustee’s option and to the extent such Claim is secured by collateral in the possession of the Liquidation Trustee: (a) 100% of the Net Proceeds from the sale of the relevant collateral, up to the unpaid allowed amount of such Claim (less the actual costs and expenses of disposing of such collateral); (b) the return of the relevant collateral; or (c) such alternative treatment as leaves unaltered the legal, equitable and contractual rights of the holder of such Allowed Secured Claim.  Such Distribution shall be made on or as soon as reasonably practicable after the relevant Distribution Date (subject, if applicable, to the Liquidation Trustee’s receipt of the proceeds of the sale of the relevant collateral).  To the extent a Claim is partially an Allowed Secured Claim based on an offset right and partially an Allowed Claim of another type, such Secured Claim shall be deemed to have been (x) set off (and thus no longer due and payable) only to the extent of the allowed amount of the allowed, liquidated, non-disputed, non-contingent Claim owing to the Debtors, and (y) a Claim classified in another relevant Class for any excess of such Claim over the amount so set off.  If a Claim is a fully Secured Claim based on an offset right, the allowance of such Claim shall not affect any obligations or liabilities due and payable (at such time) to the relevant Debtor that are in an amount in excess of the amount validly offset and the payment, in full and in cash, of all amounts due and owing as of the Effective Date to such Debtor, and the turnover of any property of such Debtor held by such claimant on account of any unliquidated, disputed or contingent right of setoff shall be a precondition of the allowance of such Secured Claim.  Notwithstanding the foregoing, the holder of an Allowed Secured Claim may receive such other less favorable treatment as may be agreed to by such holder and the Debtors or the Liquidation Trustee.  Any Allowed Claim based on any deficiency Claim by a holder of an Allowed Secured Claim shall become, and shall be treated for all purposes under the Plan as an Allowed General Unsecured Claim and shall be classified as a Class 3 Claim.

3.	Class 3 – General Unsecured Claims

(a)           Classification:  Class 3 consists of General Unsecured Claims.

(b)           Treatment:  Class 3 is impaired, and each holder of an Allowed Claim in Class 3 shall receive a beneficial interest in the Liquidation Trust as set forth in Section 7.8 of the Plan, entitling such holder to receive on account of such Claims, on or as soon as reasonably practicable after the initial Distribution Date and on each periodic Distribution Date thereafter, their Ratable Share of any Cash distribution from the Distribution Fund.  Each holder of an Allowed Class 3 Claim shall receive such distributions in accordance with the provisions set forth in Section 7.12 of the Plan.  Notwithstanding the foregoing, the holder of an Allowed Class 3 Claim may receive such other less favorable treatment as may be agreed to by the claimant and the Liquidation Trustee.

4.	Class 4 – Bombay Gift Card Convenience Class

(a)           Classification:  Class 4 consists of Unsecured Bombay Gift Card Claims.

(b)           Treatment:  Class 4 is impaired, each holder of an Allowed Claim in Class 4 shall receive cash equal to 25% of the allowed amount of their claim on the Effective Date or on or as soon as reasonably practicable after the applicable Distribution Date.  The payment shall be in full satisfaction of their Class 4 Claim and no such holder will be entitled to any future distributions from the Liquidation Trust.

5.	Class 5 – Subordinated Claims

(a)           Classification:  Class 5 consists of Subordinated Claims.

(b)           Treatment:  Class 5 is impaired, and no property will be distributed to or retained by the holders of Allowed Claims in Class 5 on account of such Allowed Claims.  All holders of such Allowed Claims in Class 4 shall be permanently enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover any such Claim as of the Effective Date.

6.	Class 6 – Intercompany Claims

(a)           Classification:  Class 6 consists of Intercompany Claims.

(b)           Treatment:  Class 6 is impaired, and in connection with, and as a result of, the substantive consolidation of the Debtors’ Estates and the Chapter 11 Cases, on the Confirmation Date or such other date as may be set by an order of the Court, but subject to the occurrence of the Effective Date, all Intercompany Claims shall be eliminated for the purpose of determining distributions from the Debtors’ Estates, and the holders of Class 6 Claims shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Class 6 Claims.  Notwithstanding the foregoing, all Non-Debtor Intercompany Claims shall not be eliminated, and shall be transferred to the Liquidation Trust in accordance with the terms of the Plan.

7.	Class 7 – Interests

(a)           Classification:  Class 7 consists of holders of Interests in the Debtors.

(b)           Treatment:  Class  7 is impaired and the holders of Interests in Class 7 will not receive any distributions on account of Interests.  The Plan Proponents will request that the Court make a finding that the Interests have no value for purposes of the “best interest” test under Section 1129(a)(7) of the Bankruptcy Code.  On the Effective Date, all Interests in the Debtors shall be deemed canceled.  Holders of Interests in Class 7 shall be deemed to have rejected the Plan.

D.	Objections to and Estimation of Claims

After the Effective Date, the Liquidation Trustee, in consultation with the Committee, will attempt to resolve consensually any disputes regarding the amount of any Claim.  After the Effective Date, the Liquidation Trustee, with the consent of with the Committee, shall have the exclusive right to object to the allowance of any Claim and may file with the Court any other appropriate motion or adversary proceeding with respect thereto.  All such objections may be litigated to Final Order; provided, however, that the Liquidation Trustee may, with the Committee’s approval (and without the further approval of the Court) compromise, settle, withdraw, or resolve by any other method approved by the Court (including, without limitation, methods previously approved by the Court during the Chapter 11 Cases), any objections to any Claim.  All objections to Claims shall be filed within 180 days after the Effective Date.  This deadline to object to Claims can be extended up to an additional 90 days by the Liquidation Trustee or Committee filing a notice with the Court.

In addition, the Liquidation Trustee may, at any time, with the Committee’s consent, request that the Court estimate, pursuant to Section 502(c) of the Bankruptcy Code, any Claim that is contingent or unliquidated, regardless of whether a Debtor has previously objected to such Claim or whether the Court has ruled on any such objection, and the Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Court estimates any contingent or unliquidated Claim, the amount of such estimation will constitute either the Allowed Amount of such Claim or a maximum limitation on such Claim, as determined by the Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Liquidation Trustee may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.  All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another.  Administrative, Priority Non-Tax, Priority Tax, or Secured Claims may be estimated and thereafter resolved by any mechanism permitted under the Bankruptcy Code or the Plan.

E.	Exculpation and Releases of Certain Persons

(i)            Indemnification.  Notwithstanding anything to the contrary in the Plan, the obligations to indemnify the Persons who served during these Cases as the Debtors’ respective officers, directors and employees existing under applicable nonbankruptcy law (whether arising under contract, bylaw, or certificate of incorporation) with respect to all present and future actions, suits, and proceedings against any of such indemnified Persons, based upon any act or omission related to service with, for, or on behalf of the Debtors at any time during the period from the Petition Date through the Effective Date (including acting as employee benefit plan fiduciaries or employee benefit administrative trustees) shall be preserved in all cases net of applicable insurance proceeds; provided, however, there shall be no right of indemnification in respect of acts constituting criminal conduct, willful misconduct, gross negligence or as it relates to claims asserted by the Committee or the Liquidating Trustee.  Unless otherwise ordered by the Court (which order may be entered at any time), no entity shall be required to reserve for any such obligations and such obligations shall be terminated and discharged upon the closing of these Cases.  Moreover, nothing contained herein shall elevate the priority of any indemnification claim from a General Unsecured Claim to an Administrative Claim.

(ii)       Exculpation.  Each of the Released Parties and any property of or professionals retained by such parties, or direct or indirect predecessor in interest to any of the foregoing Persons, will not have or incur any liability to any Person for any act taken or omission occurring on or after the Petition Date in connection with or related to the Debtors or the Liquidation Trust, including but not limited to (i) the commencement and administration of the Chapter 11 Cases, (ii) the operation of the Debtors during the pendency of the Chapter 11 Cases, (iii) formulating, preparing, disseminating, implementing, confirming, consummating or administrating the Plan (including soliciting acceptances or rejections thereof); (iv) the Disclosure Statement or any contract, instrument, release or other agreement or document entered into or any action taken or omitted to be taken in connection with the Plan; or (v) any Distributions made pursuant to the Plan, except for acts constituting criminal conduct, willful misconduct or gross negligence, and in all respects such parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.  The entry of the Confirmation Order shall constitute the determination by the Court that the Plan Proponents, the Liquidation Trustee and each of their respective present or former officers, directors, professionals, employees, members, trustees, agents, attorneys, financial advisors, partners and accountants shall have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code, pursuant to, among others, Sections 1125(e) and 1129(a)(3) of the Bankruptcy Code, with respect to the foregoing.

(iii)      Direct Claims.  Notwithstanding anything herein to the contrary, the Plan shall in no manner act or be construed to waive, release or enjoin any direct, non-derivative claims or actions held by a non-Debtor against any third party including, without limitation, any Released Party based upon any act or occurrence, or failure to act, taking place prior to the Petition Date.

V.    ACCEPTANCE OR REJECTION OF THE PLAN

A.	Class Acceptance Requirement

An Impaired Class of Claims will have accepted the Plan if the holders (other than any holder designated under Bankruptcy Code section 1126(e)) of at least two thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and the holders (other than any holder designated under Bankruptcy Code section 1126(e)) of more than half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

Classes 1 and 2 are unimpaired under the Plan and are deemed to have accepted the Plan, and accordingly are not entitled to vote on the Plan.  Classes 5, 6 and 7 are impaired under the Plan, but because the holders of Claims and Interests in Classes 5, 6 and 7  will not receive or retain any property under the Plan, they are deemed to have rejected the Plan and therefore are not entitled to vote on the Plan.  Classes 3 and 4 are impaired under the Plan, and accordingly the holders of Claims in Classes 3 and 4 are entitled to vote on the Plan.

B.	Cramdown

The Plan Proponents may request confirmation of the Plan, as it may be modified from time to time, under Bankruptcy Code section 1129(b), and reserve the right to modify the Plan to the extent, if any, that confirmation in accordance with Bankruptcy Code section 1129(b) requires modification.  Under Bankruptcy Code section 1129(b), the Court may confirm a plan over the objection of a rejecting class, if among other things, (i) at least one impaired Class of Claims has accepted the plan (not counting votes of any “insiders” as defined by the Bankruptcy Code), and (ii) the plan “does not discriminate unfairly” against and is “fair and equitable” to each rejecting class.  To the extent all Impaired Classes do not vote to accept the Plan, the Plan Proponents will seek confirmation pursuant to Bankruptcy Code section 1129(b).

VI.    IMPLEMENTATION OF THE PLAN

A.	Dissolution of Subsidiary Corporate Entities

On the Effective Date, the Liquidation Trustee shall, in accordance with all applicable law, be issued one share of common stock for The Bombay Company, Inc. and thereafter shall be the sole shareholder, officer and director of The Bombay Company, Inc., replacing the existing shareholders, officers and directors of The Bombay Company, Inc., and all other shares of any class of stock of each of the Debtors shall be deemed canceled as of the Effective Date.  Pursuant to the substantive consolidation provisions of the Plan, on the Effective Date all assets and liabilities of the remaining debtors shall be merged into The Bombay Company, Inc. and the other Debtors shall be consolidated into (becoming assets and liabilities of) The Bombay Company, Inc. and the subsidiary debtor entities shall cease to exist.  Within the respective times determined by the Liquidation Trustee as necessary or appropriate under the circumstances (including with respect to the pursuit of causes of action in the name of the Estates), The Bombay Company, Inc. shall be dissolved without any further action by the former stockholders, officers, or directors of the Debtors.  The Liquidation Trustee may, in his or her discretion, file all necessary certificates of dissolution and take any other actions necessary or appropriate to reflect the dissolutions of each of the Debtors under the state law where the respective Debtors were incorporated.  All applicable regulatory or governmental agencies shall accept any certificates of dissolution or other papers filed by the Liquidation Trustee on behalf of the Debtors and shall take all steps necessary to allow and reflect the prompt dissolution of the Debtors as provided in the Plan, without the payment of any fee, tax, or charge and without need for the filing of reports or certificates, except as the Liquidation Trustee may determine in his or her sole discretion.

B.	Liquidation Trust

(1)       Creation of Liquidation Trust.  As of the Effective Date, the Liquidation Trust shall be created and established for the benefit of all creditors of the Estates holding Allowed Claims, into which Trust all assets of the Debtors and Estates existing as of the Effective Date shall be transferred and become vested pursuant to and in accordance with the terms of the Plan.  The Liquidation Trust shall operate under the provisions of an agreement between the Debtors, the Committee and the Liquidation Trustee establishing the Liquidation Trust, a copy of which in substantially final form is annexed to the Plan as Exhibit “A”.

After the Effective Date, the Debtors shall have no liability to holders of Claims or Interests other than as provided for in the Plan.  The Plan will be administered and actions will be taken in the name of the Debtors or Liquidation Trust, as appropriate, through the Liquidation Trustee, irrespective of whether any of the Debtors have been dissolved.

(2)       Transfer to the Liquidation Trust.  On the Effective Date, subject to Section 7.7 of the Plan, the Debtors and Estates shall and shall be deemed to have transferred and/or assigned any and all assets of the Debtors and the Estates as of the Effective Date, including, without limitation, (i) Cash and accounts, including, without limitation, any and all moneys held in escrow or separate segregated accounts during the pendency of the Chapter 11 Cases, (ii) Litigation Causes of Action, (iii) the Debtors’ ownership interest in Bombay Brands, LLC, the purchaser of the Debtors’ Intellectual Property and any and all rights, powers and duties associated therewith; (iv) all other property interests, rights, claims, defenses and causes of action with respect to any and all Non-Debtor Intercompany Claims; and (v) any and all other property interests, rights, claims, defenses and causes of action of the Debtors or Estates, to the beneficiaries of the Liquidation Trust followed by a deemed transfer by such beneficiaries to the Liquidation Trust, and such transferred assets shall be held by the Liquidation Trust free and clear of all Claims, Liens and contractually imposed restrictions, except for the rights to Distribution afforded to holders of Allowed Claims under the Plan.

(3)       Creation of Reserve Within Liquidation Trust.  As of the Effective Date, and upon receipt of the assets transferred pursuant to Section 7.2 of the Plan, the Liquidation Trustee, in consultation with the Committee, shall establish and use the transferred assets to fund the Wind-down Reserve in accordance with the terms hereof.

C.	Powers

(1)       Directors, Officers and Employees.  On the Effective Date, the authority, power and incumbency of the persons then acting as directors of the Debtors shall be terminated and such directors shall be deemed to have resigned.  The employment by the Debtors of each officer and all employees in the employment of the Debtors as of the Effective Date shall automatically on the Effective Date cease to be officers and employees of the Debtors.  To the extent the Liquidation Trust hires any prior employees of the Debtors, neither the Liquidation Trustee nor the Liquidation Trust shall be deemed a successor to the Debtors.

(2)       Succession by Liquidation Trustee.  Upon the Effective Date of the Plan, the Liquidation Trustee succeeds to such powers as would have been applicable to the Debtors’ officers, directors and shareholders, and the Debtors are deemed dissolved.  The Bankruptcy Court may issue one or more Orders noting the Effective Date as evidence of the subsidiary debtor’s dissolution and the termination of all of the Debtors’ employees.

D.	Liquidation Trustee

The Plan Proponents designated Elaine D. Crowley as the Liquidation Trustee.  The salient terms of the Liquidation Trustee’s employment, including the Liquidation Trustee’s duties and compensation (which compensation shall be negotiated by the Liquidation Trustee and the Plan Proponents), to the extent not set forth in the Plan, shall be set forth in the Liquidation Trust Agreement.  In general, the Liquidation Trustee shall be the exclusive trustee of the Liquidation Trust for the purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the Estates appointed pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code.  The Liquidation Trustee shall have fiduciary duties to beneficiaries of the Liquidation Trust in the same manner that members of an official committee of creditors appointed pursuant to Section 1102 of the Bankruptcy Code have fiduciary duties to the creditor constituents represented by such a committee.  The Liquidation Trust Agreement shall specify the terms and conditions of the Liquidation Trustee’s compensation, responsibilities and powers.  The duties and powers of the Liquidation Trustee, shall generally include, without limitation, the following:2

(i)        To exercise all power and authority that may be or could have been exercised, commence all proceedings that may be or could have been commenced and take all actions that may be or could have been taken by any officer, director or shareholder of the Debtors with like effect as if authorized, exercised and taken by unanimous action of such officers, directors and shareholders; including, without limitation, amendment of the certificates of incorporation and by-laws of the Debtors, merger of any Debtor into another Debtor, and the dissolution of any Debtor;

(ii)       To maintain escrows and other accounts, make Distributions and take other actions consistent with the Plan and the implementation of thereof, including the establishment, re-evaluation, adjustment and maintenance of appropriate reserves, in the name of the Debtors or the Liquidation Trustee, even in the event of the dissolution of the Debtors;

(iii)      Subject to the applicable provisions of the Plan, to collect and liquidate all assets of the Estates pursuant to the Plan and to administer the winding-up of the affairs of the Debtors;

(iv)     To object to any Claims (Disputed or otherwise), including, without limitation, as discussed in Section 8.1 of the Plan, and to defend, compromise and/or settle any Claims prior to objection without the necessity of approval of the Court, and/or to seek Court approval for any Claims settlements, to the extent thought appropriate by the Litigation Trustee or to the extent such approval is required by prior order of the Court;

(v)       To make decisions in consultation with the Committee, without further Court approval, regarding the retention or engagement of professionals, employees and consultants by the Liquidation Trust and to pay, from the Wind-down Reserve, the charges incurred by the Liquidation Trust on or after the Effective Date for services of professionals, disbursements, expenses or related support services relating to the winding down of the Debtors and implementation of the Plan, without application to the Court;

2  In case of a conflict between the Liquidation Trust and Plan, the Liquidation Trust shall control.

(vi)     To cause, on behalf of the Liquidation Trust, the Debtors and the Estates, all necessary tax returns and all other appropriate or necessary documents related to municipal, State, Federal or other tax law to be prepared or filed timely;

(vii)    To make all Distributions to holders of Allowed Claims provided for or contemplated by the Plan;

(viii)   To collect any accounts receivable or other claims and assets of the Debtors or the Estates not otherwise disposed of pursuant to the Plan, including all Non-Debtor Intercompany Claims;

(ix)      To enter into any agreement or execute any document required by or consistent with the Plan and perform all of the obligations of the Debtors or the Liquidation Trustee thereunder;

(x)       To abandon in any commercially reasonable manner, including abandonment or donation to a charitable organization approved by the Committee, any assets that the Liquidation Trustee concludes are of no benefit to creditors of the Estates or, at the conclusion of the Chapter 11 Cases, are determined to be too impractical to distribute;

(xi)      To investigate, prosecute and/or settle Litigation Causes of Action, participate in or initiate any proceeding before the Court or any other court of appropriate jurisdiction, participate as a party or otherwise in any administrative, arbitrative or other nonjudicial proceeding, litigate or settle such Litigation Causes of Action on behalf of the Liquidation Trust and pursue to settlement or judgment such actions;

(xii)     To utilize trust assets to purchase or create and carry all appropriate insurance policies and pay all insurance premiums and costs it deems necessary or advisable to insure the acts and omissions of the Liquidation Trustee, and if appropriate, the Committee;

(xiii)    To implement and/or enforce all provisions of the Plan;

(xiv)    To maintain appropriate books and records (including financial books and records);

(xv)     To collect and liquidate all assets of the Estates pursuant to the Plan and administer the winding-up of the affairs of the Debtors including, but not limited to, closing the Chapter 11 Cases;

(xvii)   To pay fees incurred pursuant to 28 U.S.C. § 1930(a)(6) and to file with the Court and serve on the United States Trustee monthly financial reports until such time as such reports are no longer required, a final decree is entered closing these Cases or the Cases are converted or dismissed, or the Court orders otherwise;

(xvi)    To provide the Committee, within 20 days after the end of each month, with a monthly report setting forth (i) the receipt and disposition by the Liquidation Trustee of property of the Estates or the Debtors during the prior month, including the disposition of funds in the Liquidation Trust, the Wind-down Reserve and Distribution Fund; (ii) all Disputed Claims resolved by the Liquidation Trustee during such period and all remaining Disputed Claims; (iii) all known material non-Cash assets of the Debtors remaining to be disposed of; (iv) the status of Litigation Causes of Action and other causes of action; (v) an itemization of all expenses the Liquidation Trustee anticipates will become due and payable within the subsequent three months; and (vi) the Liquidation Trustee’s forecast of cash receipts and expenses for the subsequent three months;

(xvii)   To do all other acts or things consistent with the provisions of the Plan that the Liquidation Trustee deems reasonably necessary or desirable with respect to implementing the Plan; and

(xviii)  To carry out all member duties and obligations in connection with the operating agreement of Bombay Brands, LLC until the Liquidation Trust’s interest in Bombay Brands, LLC has been liquidated.

E.	Investments

Prior to the Effective Date, the Liquidation Trustee shall obtain a bond reasonably satisfactory to the Committee.  All Cash held by the Liquidation Trustee shall be invested as deemed appropriate by the Liquidation Trustee after consultation with the Committee, and need not be invested in accordance with Section 345 of the Bankruptcy Code.

F.	Resignation, Death or Removal of Liquidation Trustee

The Liquidation Trustee may resign at any time upon 30 days’ written notice, in accordance with Section 13.13 of the Plan, to the Committee provided that a successor Liquidation Trustee is appointed within the 30-day period.  The Committee, in the exercise of its sole discretion, may remove or replace the Liquidation Trustee upon notice to parties in interest pursuant to Section 13.13 of the Plan and in accordance with the Liquidation Trust Agreement.  No successor Liquidation Trustee shall in any event have any liability or responsibility for the acts or omissions of any of his or her predecessors.  Every successor Liquidation Trustee shall execute, acknowledge and file with the Court and deliver to counsel for the Committee an instrument in writing accepting such appointment hereunder and a bond reasonably satisfactory to the Committee, and thereupon such successor Liquidation Trustee, without any further act, shall become fully vested with all of the rights, powers, duties and obligations of his or her predecessor.

G.	Tax Treatment of Liquidation Trust

The Plan Proponents intend that the Liquidation Trust will be treated as a “liquidating trust” within the meaning of Section 301.7701-4(d) of the Treasury Regulations.  The transfer of the Debtors’ and the Estates’ remaining assets to the Liquidation Trust shall be treated as a transfer to the beneficiaries of the Liquidation Trust for all purposes of the Internal Revenue Code (e.g., sections 61(a)(12), 483, 1001, 1012 and 1274) followed by a deemed transfer by such beneficiaries to the Liquidation Trust.  The Liquidation Trust shall be considered a “grantor” trust, and the beneficiaries of the Liquidation Trust shall be treated as the grantors and deemed owners of the Liquidation Trust.  To the extent valuation of the transferred property to the Liquidation Trust is required under applicable law, the Liquidation Trustee shall value the transferred property and notify in writing the beneficiaries of the Liquidation Trust of such valuations.  The assets transferred to the Liquidation Trust shall be valued consistently by the Liquidation Trustee and the Trust beneficiaries, and these valuations will be used for all federal income tax purposes.

H.	Liquidation Trust Interests

The beneficial interests in the Liquidation Trust shall not be represented by certificates and shall be transferable subject, as applicable, to Bankruptcy Rule 3001(e) and any other provision of law.

I.	Funding of the Plan

(i)        Source of Distributions.  The Cash Distributions to be made pursuant to the Plan will be made and the Cash necessary to fund the Liquidation Trust and the Wind-down Reserve will be derived from (i) Cash proceeds received by the Debtors from the liquidation of their assets as of the Effective Date and other funds then available, and (ii) any payments to be received by the Debtors from the further liquidation of assets and the prosecution and enforcement of causes of action of the Debtors, and other funds available after the Effective Date.

(ii)       Reserves.  To the extent not otherwise provided for herein or ordered by the Court, the Liquidation Trustee, with the consent of the Committee, shall estimate appropriate reserves of Cash to be set aside in order to pay or reserve for accrued expenses and for the payment of prospective expenses and liabilities of the Estates and the Liquidation Trust after the Effective Date.  Without limitation, these reserves shall include funds for the Wind-down Reserve, Fee Claims, Administrative Claims, Priority Non-Tax Claims, Priority Tax Claims, Secured Claims, and Disputed Claims.

(iii)      No Physical Segregation of Funds.  Notwithstanding any contrary provision contained herein, the Liquidation Trustee shall not be obligated to physically segregate and maintain separate accounts for reserves or for the Distribution Fund.  Separate reserves and funds may be merely bookkeeping entries or accounting methodologies, which may be revised from time to time, to enable the Liquidation Trustee to determine Available Cash, reserves and amounts to be paid to parties in interest.

J.	Litigation Causes of Action

All Litigation Causes of Action shall be transferred into the Liquidation Trust.  Litigation Causes of Action may be prosecuted, settled or abandoned with or without Court approval by the Liquidation Trustee with the consent of the Committee after the Effective Date.  Notwithstanding anything to the contrary herein, no Distribution shall be made to the holder of any Claim, including by way of setoff or recoupment by such claimant, if the Debtors, the Committee or the Liquidation Trustee has taken action to recover, or given notice to the applicable party of intent to take such action, on a Litigation Cause of Action against the holder of such Claim (or the direct or indirect transferor to, or transferee of, such holder), until such Litigation Cause of Action is resolved by Final Order or otherwise in accordance with Section 7.10 of the Plan.  The Liquidation Trustee will be substituted as the party in interest instead of the Debtors or Committee for all Litigation Causes of Action pending on the Effective Date.

K.	Wind-down Reserve

On the Effective Date, or as soon thereafter as reasonably practicable, the Liquidation Trustee shall create the Wind-down Reserve and shall transfer an appropriate amount into such reserve from the assets transferred by the Debtors to the Liquidation Trust.  The Liquidation Trustee shall pay Plan administration costs and costs of holding and liquidating any non-Cash property, including but not limited to taxes and professional fees, from the Wind-down Reserve.  To the extent that the Liquidation Trustee, in consultation with the Committee, determines that funds allocated to the Wind-down Reserve are insufficient for such purposes, the Net Proceeds of the continuing liquidation of the Debtors’ assets and any other Available Cash shall, to the extent necessary for such purposes, be allocated to the Wind-down Reserve.  After all costs associated with the Wind-down Reserve have been paid, and/or upon the reasonable determination of the Liquidation Trustee, in consultation with the Committee, that the funds in the Wind-down Reserve exceed the amounts necessary to pay the expenses for which such fund is established, the remaining or excess funds, as applicable, in the Wind-down Reserve shall be designated Available Cash.

L.	Distribution Fund

(i)        Funding of Distribution Fund.  After all payments have been made or properly reserved for holders of Administrative Expense Claims, Priority Non-Tax Claims, Priority Tax Claims, Fee Claims, Bombay Gift Card Convenience Class Claims and Secured Claims, and all costs associated with the Wind-down Reserve have been paid, and/or upon the reasonable determination of the Liquidation Trustee that the funds in the Wind-down Reserve and any other reserves established by the Liquidation Trustee exceed the amounts necessary for such reserves, the remaining Available Cash shall be allocated to the Distribution Fund.

(ii)       Allocation of Available Cash.  Distribution of Cash, if any, to holders of Class 3 General Unsecured Claims shall be made solely from the Distribution Fund.

M.	Exemption from Certain Transfer Taxes

Pursuant to section 1146(c) of the Bankruptcy Code: (i) the issuance, transfer or exchange of any securities, instruments or documents; (ii) the creation of any other lien, mortgage, deed of trust or other security interest; or (iii) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of or in connection with, the Plan or the sale of any assets of the Debtors or the Liquidation Trustee including any deeds, bills of sale or assignments executed in connection with or in contemplation of the Plan including, but not limited to, assignments of leases and designation rights or at any time after the Confirmation Date, shall not be subject to any stamp tax, transfer tax, intangible tax, recording fee or similar tax, charge or expense to the fullest extent provided for under section 1146(c) of the Bankruptcy Code.

N.	Employee Programs

To the extent not earlier terminated in accordance with their terms, all employee programs, including but not limited to any retirement plans or agreements and health benefits and disability plans are deemed terminated in accordance with their terms with no further action required by the Debtors or the Liquidation Trustee, and to the extent any of such employee programs constitute distinct executory contracts with individual employees or otherwise, such contracts are deemed rejected and terminated in accordance with Section 9.1 of the Plan.  The Liquidation Trustee is authorized to take any actions and make payment of the actual amount, if any, required to be contributed to or on account of an employee program to permit the termination of such programs and discharge all benefit liabilities to participants and beneficiaries of such programs, including, without limitation, continuation of the termination of the Debtors’ 401(k) plan.  Employee Programs approved by the Court will not terminate on the Effective Date.

O.	Non-Cash Property

All non-Cash assets or property of the Estates (other than collateral returned to the holder of a Secured Claim) not previously disposed of may be transferred, sold or otherwise liquidated or, if appropriate in the judgment of the Liquidation Trustee, abandoned in any commercially reasonable manner, including to a charitable organization or organizations approved by the Committee in respect of assets of inconsequential value, without further order of the Court.  Notice of such sale, transfer or abandonment shall be provided to the Committee and to the holders, if any, of Secured Claims holding liens on such assets or property.  Subject to the provisions hereof with regard to Distributions to any holders of Secured Claims, in the case of collateral, the Net Proceeds of such sales shall be deposited in the Liquidation Trust.  Except in the case of gross negligence or willful misconduct, no party in interest shall have a cause of action against the Debtors, their directors, officers, employees, consultants or professionals, the Liquidation Trustee, the Liquidation Trust, its employees, consultants or professionals, or the Committee, its former and current members, consultants or professionals, arising from or related to: (a) the disposition of non-Cash assets or property in accordance with Section 7.15 of the Plan; or (b) the investment of amounts by the Liquidation Trustee.

Notwithstanding anything to the contrary in the Plan, to the extent any sale of non-Cash assets or property requires the Liquidation Trustee to escrow or otherwise retain any consideration received in the sale (for example, pending post-closing adjustments), such escrowed or retained funds will not be deposited in the Wind-down Reserve or Distribution Fund or distributed to holders of Claims as set forth in the Plan until the Liquidation Trustee or the Debtors are contractually allowed to distribute such funds, or the Court otherwise authorizes such Distribution.

P.	Withdrawal of the Plan

The Plan Proponents reserve the right to revoke and withdraw or to modify the Plan in accordance with Section 13.1 of the Plan at any time up to the Effective Date.  If the Plan Proponents revoke or withdraw the Plan, (a) nothing contained in the Plan shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or their respective Estates or to prejudice in any manner the rights of the Debtors or any Person in any further proceeding involving the Debtors, and (b) the result shall be the same as if the Confirmation Order were not entered, and Plan was not filed and the Effective Date did not occur.

Q.	Cramdown

With respect to Classes 5, 6, and 7, the Plan Proponents are seeking confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code.  If any other Impaired Class(es) vote(s) to reject the Plan, the Plan Proponents reserve their right to seek confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to such Class(es) as well.

R.	Release of Debtor Guaranty

Any Guaranty issued by any Debtor shall be terminated and shall be released as of the Effective Date.

S.	Preservation of Insurance Policies

Nothing in the Plan, including any releases, diminishes or impairs the enforceability of any insurance policies that may cover any claim against the Debtors or any other Person.

T.	Retention of Actions and Defenses

(i)        All claims, rights, defenses, offsets, recoupments, causes of action, actions in equity or otherwise, whether arising under the Bankruptcy Code or federal, state or common law, which constitute property of the Estates within the meaning of section 541 of the Bankruptcy Code, as well as all claims, rights, defenses, offsets, recoupments and causes of action arising under chapter 5 of the Bankruptcy Code (including, without limitation, the Litigation Causes of Action and the Non-Debtor Intercompany Claims) with respect to the Debtors or their Estates, shall be and hereby are preserved for the benefit of the beneficiaries of the Liquidation Trust, and shall be and hereby are deemed to be part of the assets transferred and assigned to the Liquidation Trust as of the Effective Date.  Prosecution and settlement of such claims, rights, defenses, and causes of action shall be the responsibility of the Liquidation Trustee in consultation with the Committee, pursuant to the provisions of the Liquidation Trust Agreement, and the Liquidation Trustee shall pursue those claims, rights, defenses and causes of action, as appropriate, in accordance with the Committee’s sole judgment of what is in the best interests, and for the benefit of, the beneficiaries of the Liquidation Trust; provided, however, that nothing in the Plan is intended to or does confer upon the Liquidation Trustee standing to pursue claims or causes of action that do not constitute property of the Estates.

(ii)       Nothing in the Plan or the Confirmation Order shall limit, impair or otherwise restrict the rights of the Liquidation Trustee with the consent of the Committee to bring any claim or cause of action against any Person (not otherwise released pursuant to the Plan) for any reason whatsoever, including, without limitation, the failure of the Plan to identify and/or describe such potential claim(s) or causes of action(s) with specificity.  In addition to the general reservation of rights, the Liquidation Trustee or the Committee reserve the right to modify the Plan at any time prior to or after substantial consummation of the Plan to include such specificity, if necessary, or otherwise desirable, without the necessity of complying with section 1127(b) of the Bankruptcy Code.

U.	Special Provisions for Post-Petition Gift Cards

Any person who purchased a Bombay Gift Card that was activated on and after September 20, 2007 and those who timely filed a proof of claim asserting that their Bombay Gift Card claim was entitled to secured, administrative or priority status (the “Post-Petition Gift Cards”) shall be entitled to a refund of any unused amount so purchased.  On the Effective Date, the Plan Trustee will create a segregated account equal to the outstanding balance on the Debtors’ Post-Petition Gift Cards schedule.  Promptly thereafter, the Plan Trustee will distribute to creditors holding claims for Post-Petition Gift Cards the amount reflected as the outstanding balance thereon by mailing the payment to the most recent available address.  The Trustee shall not be required to investigate or determine addresses for gift card claimants as to which he or she has no address.  Eighteen (18) months after the Effective Date, any funds remaining in the segregated account shall become “Unclaimed Funds” under this Plan and dealt with accordingly.  In the Plan Trustee’s discretion, the account segregation may be accomplished by ledger segregation rather than creating a separate disbursement account.

V.	Retention of Jurisdiction

Under the Plan, notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date of the Plan, the Bankruptcy Court shall retain jurisdiction, to the fullest extent legally permitted, over the Bankruptcy Cases, all proceedings arising under, arising in or related to the Bankruptcy Cases, the Confirmation Order, and Plan and administration of the Liquidation Trust.  The specific types of disputes and proceedings that the Bankruptcy Court shall retain jurisdiction over are identified in Article XII of the Plan.

VII.    DISTRIBUTIONS

A.	Objections to and Estimation of Claims

The Liquidation Trustee, in consultation with the Committee, will attempt to resolve consensually any disputes regarding the amount of any Claim.  After the Effective Date, the Liquidation Trustee, with the consent of the Committee, shall have the exclusive right to object to the allowance of any Claim and may file with the Court any other appropriate motion or adversary proceeding with respect thereto.  All such objections may be litigated to Final Order; provided, however, that the Liquidation Trustee may, with the Committee’s approval (and without the further approval of the Court) compromise, settle, withdraw, or resolve by any other method approved by the Court (including, without limitation, methods previously approved by the Court during the Chapter 11 Cases), any objections to any Claim.  All objections to Claims shall be filed within 180 days after the Effective Date.  This deadline to object to Claims can be extended up to an additional 90 days, by the Liquidation Trustee or Committee filing a notice with the Court.

In addition, the Liquidation Trustee may, at any time, with the Committee’s consent, request that the Court estimate, pursuant to section 502(c) of the Bankruptcy Code, any Claim that is contingent or unliquidated, regardless of whether a Debtor has previously objected to such Claim or whether the Court has ruled on any such objection, and the Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Court estimates any contingent or unliquidated Claim, the amount of such estimation will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Liquidation Trustee may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.  All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another.  Administrative, Priority Non-Tax, Priority Tax, or Secured Claims may be estimated and thereafter resolved by any mechanism permitted under the Bankruptcy Code or the Plan.

B.	Claims Filed After Objection Deadline

In addition to objections with respect to late filed Claims, unless the Court otherwise directs, any newly filed Claim filed later than 180 days after the Effective Date shall be disallowed in full and expunged without further order of the Court.  Filed or scheduled claims may be amended or reconsidered only as provided in the Bankruptcy Code and Bankruptcy Rules.

C.	No Recourse to Liquidation Trustee

Notwithstanding that the Allowed Amount of any particular Disputed Claim is reconsidered under the applicable provisions of the Bankruptcy Code and Bankruptcy Rules or is Allowed in an amount for which there is insufficient Cash in the relevant fund or reserve to provide a recovery equal to that received by other holders of Allowed Claims in the relevant Class, no Claim holder shall have recourse to the Debtors, the Liquidation Trust, the Liquidation Trustee, the Committee and its members, or any of their respective professionals, or their successors or assigns, or the holder of any other Claim, or any of their respective property.  However, nothing in the Plan shall modify any right of a holder of a Claim under section 502(j) of the Bankruptcy Code.  THUS, THE COURT’S ENTRY OF AN ESTIMATION ORDER MAY LIMIT THE DISTRIBUTION TO BE MADE ON INDIVIDUAL DISPUTED CLAIMS, REGARDLESS OF THE AMOUNT FINALLY ALLOWED ON ACCOUNT OF SUCH DISPUTED CLAIMS.

D.	Transmittal of Distributions and Notices

Any property or notice which a Person is or becomes entitled to receive pursuant to the Plan may be delivered by first class mail, postage prepaid, in an envelope addressed to that Person or authorized agent at the address indicated on the latest notice of appearance or the latest proof of claim or other paper filed by that Person or his authorized agent.  Absent any of the foregoing, the address set forth in the relevant Schedule of Assets and Liabilities for that Person may be used.  Property distributed in accordance with this Section shall be deemed delivered to such Person regardless of whether such property is actually received by that Person.

E.	Unclaimed Property

If any Distribution remains unclaimed for a period of 90 days after the relevant Distribution Date to the holder of an Allowed Claim entitled thereto, the Distribution shall constitute Unclaimed Property and the holder shall no longer be entitled to that Distribution or any later Distributions.  All right, title and interest in and to Unclaimed Property shall immediately vest in the Liquidation Trust, and such property shall be retained by the Liquidation Trust for distribution pursuant to the terms of the Plan, subject, however, to the Liquidation Trustee’s sole discretion to distribute Unclaimed Property to holders entitled thereto if such holders are subsequently located.

F.	Withholding Taxes and Expenses of Distribution

Any federal, state or local withholding taxes or other amounts required to be withheld under applicable law shall be deducted from Distributions hereunder.  All Persons holding Claims shall be required to provide any information necessary to effect the withholding of such taxes, and the Liquidation Trustee shall be authorized to withhold Distribution on such Claims until the requisite information is received.  If such information is not received within 180 days after the relevant Distribution Date, the Unclaimed Property provisions of Section 8.5 of the Plan shall apply.  In such event, such creditor will not be entitled to receive such Distribution.  All Distributions under the Plan shall be net of the actual and reasonable costs of making such Distributions and of any allocable fees or other charges relating thereto.

G.	Disputed Payment

If any dispute arises as to the identity of a holder of an Allowed Claim who is to receive any Distribution, the Liquidation Trustee may, in lieu of making such Distribution to such Person, make such Distribution into an escrow account until the disposition thereof shall be determined by Court order or by written agreement among the interested parties to such dispute.

H.	Distribution Record Date

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors, or their respective agents, shall be closed, and the Debtors or their agents shall not be required to make any further changes in the record holders of any of the Claims or Interests.  The Debtors or Liquidation Trustee shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date.  The Liquidation Trustee and Debtors shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

I.	Setoffs

Except as otherwise provided in the Plan, the Confirmation Order or in agreements previously approved by Final Order of the Court, the Debtors or the Liquidation Trustee may, pursuant to applicable law, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made and before any Distribution is made on account of such Claim), any and all of the claims, rights and causes of action of any nature that the Debtors, the Estates or the Liquidation Trust may hold against the holder of such Claim.  Any and all rights of setoff of the Debtors shall be transferred and assigned to the Liquidation Trust and be enforceable by the Liquidation Trustee in the same manner and to the same extent that the Debtors could have exercised such rights of setoff.

Neither the failure to effect such a setoff, the allowance of any Claim hereunder, any other action or omission of the Debtors or the Liquidation Trust, nor any provision of the Plan shall constitute a waiver or release by the Debtors or the Liquidation Trust of any such claims, rights and causes of action that the Debtors or the Liquidation Trustee may possess against such holder.  To the extent the Debtors or the Liquidation Trustee fail to setoff against a creditor and seek to collect a claim from such creditor after a Distribution to such creditor pursuant to the Plan, the Debtors or the Liquidation Trustee, if successful in asserting such claim, shall be entitled to full recovery against such creditor.  The Liquidation Trustee may seek periodic Court approval for any such setoff or setoffs.

J.	Miscellaneous Distribution Provisions

(i)        Method of Cash Distributions.  Any Cash payment to be made by the Liquidation Trustee pursuant to the Plan will be in U.S. dollars and may be made, at the sole discretion of the Liquidation Trustee, by draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law.

(ii)       Distributions on Non-Business Days.  Any payment or Distribution due on a day other than a Business Day shall be made, without interest, on the next Business Day.

(iii)      No Distribution in Excess of Allowed Amount of Claim.  Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall receive in respect of such Claim any Distribution in excess of the Allowed amount of such Claim.  Except as otherwise expressly provided herein, no Claim shall be allowed nor Distribution made to the extent that it is for postpetition interest.

(iv)      Minimum Distributions.  If a Distribution to be made to a given holder of an Allowed Claim on or after the Effective Date or any subsequent Distribution Date would be $25.00 or less in the aggregate (except with respect to holders of Bombay Gift Card Claims as to which the amount shall be $10.00), notwithstanding any contrary provision of the Plan, no such distribution will be made to such holder unless (except with respect to the final Distribution Date) a request therefor is made in writing to the Liquidation Trustee no later than 30 days after the Distribution Date.  Any unclaimed Distributions shall be retained by the Liquidation Trust for distribution pursuant to the terms of the Plan.

(v)       Disposition of Excess Funds.  If, after 180 days following the final Distribution Date, any Unclaimed Property remains in the Distribution Fund, or Cash of inconsequential value to the Estates remains in the possession or under the control of the Liquidation Trustee, and the Liquidation Trustee has satisfied and discharged all the expenses intended to be paid on behalf of the Estates from the Wind-down Fund or otherwise, the Liquidation Trustee shall, with the approval of the Committee, apply remaining Cash or Unclaimed Property either for further Distribution, or for contribution to a designated charitable organization or organizations.

VIII.    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption or Rejection of Executory Contracts and Unexpired Leases

On the Confirmation Date, all prepetition executory contracts and unexpired leases of the Estates that have not been assumed before such date shall be rejected by the Debtors under sections 365 and 1123 of the Bankruptcy Code, except any executory contract or unexpired lease that is the subject of a separate motion to assume or assume and assign filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the entry of the Confirmation Order.  Notwithstanding anything in the Plan to the contrary, no executory contract or unexpired lease shall be deemed assumed or rejected pursuant to the terms of Article IX of the Plan if the Effective Date fails to occur for any reason.

B.	Postpetition Executory Contracts and Unexpired Leases

Any postpetition executory contract or unexpired lease to which the Debtors are a party shall on the Effective Date automatically be assigned by the Debtors to, and assumed by, the Liquidation Trust.

IX.    EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

A.	Surrender of Securities and Cancellation of Existing Securities and/or Related Agreements

(i)        Surrender of Securities.  Each holder of any Claim against or Interest in the Debtors shall, to the extent not already in the Debtors’ possession, surrender to the Liquidation Trustee any original note, instrument, certificate, certificated security or other item evidencing such Claim, and provide copies of any supporting agreement or other document.  No Distribution hereunder shall be made to or on behalf of any holder of a Claim unless and until such holder surrenders such items to the Liquidation Trustee, or demonstrates the non-availability of such items to the satisfaction of the Liquidation Trustee, including requiring such holder to post a lost instrument or other indemnity bond, among other things, to hold the Debtors and the Liquidation Trustee harmless in respect of such instrument or other item described above and any Distributions made in respect thereof.  Any such holder that fails to surrender such items described above or satisfactorily explain their non-availability to the Liquidation Trustee within 180 days of the initial Distribution Date, or such later date as the Liquidation Trustee may designate, shall be deemed to have no further Claim against the Debtors, the Liquidation Trust or their property in respect of such Claim and shall not participate in any Distribution under the Plan, and the Distribution that would otherwise have been made to such holder shall be treated as Unclaimed Property.  Notwithstanding the immediately preceding sentence, any such holder of a Disputed Claim shall not be required to surrender such items until the time such Claim is allowed or disallowed.

(ii)       Cancellation of Existing Securities and/or Related Agreements.  Except for purposes of evidencing a right to Distributions under the Plan or otherwise provided in the Plan, on the Effective Date, all agreements and other documents evidencing (i) any Claims or rights of any holder of a Claim against or Interest in the applicable Debtor, and (ii) any options or warrants to purchase Interests, obligating the applicable Debtor to issue, transfer or sell Interests or any other capital stock of the applicable Debtor, shall be canceled and terminated and of no further force or effect.

B.	Releases, Exculpation and Related Injunctions

(i)        Satisfaction of Claims and Interests in any Debtor.  The treatment to be provided for respective Allowed Claims against or Interests in the Debtors pursuant to the Plan and the obligations of the Liquidation Trust to holders of Claims and Interests shall be in full satisfaction, settlement and release of such respective Claims and Interests.  Except as otherwise expressly provided for herein, any claims of the Debtors or the Estates against holders of any Allowed Claims or Interests shall not be compromised.

(ii)       Release and Waiver of Claims.  As of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise expressly provided in the Confirmation Order or herein, all Persons who directly or indirectly, have held, hold or may hold Claims against, or Interests in, any of the Debtors shall be deemed, by virtue of their receipt of Distributions and/or other treatment contemplated under the Plan, to have forever covenanted with the Debtors and with each of the Released Parties to waive, release and not to (i) sue, or otherwise seek any recovery from the Debtors or any Released Party, whether for tort, contract, or otherwise, based upon any act or occurrence or failure to act from the Petition Date through the Effective Date arising out of the business or affairs of the Debtors, or (ii) assert any Claim, obligation, right, cause of action and liability which any such holder of a Claim against the Debtors or Interest in the Debtors may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or occurrence taking place from the Petition Date through the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, or the Plan to the fullest extent permissible under applicable law, as such may be extended or interpreted subsequent to the Effective Date.  Notwithstanding anything in the Plan to the contrary, the Liquidating Trustee shall have the right to investigate, pursue and prosecute all causes of action against Released Parties on behalf of creditors with respect to any Claim, obligation, right, cause of action and liability which the Liquidation Trustee may be entitled to assert, based in whole or in part upon any act or omission, transaction, or occurrence that took place prior to the Petition Date in any way relating to the Debtors, the Chapter 11 Cases, or the Plan to the fullest extent permissible under applicable law.

(iii)      Release of Liens and Perfection of Liens.  Except as otherwise specifically provided in the Plan or in any agreement, instrument or document created in connection with the Plan: (i) each holder of: (1) a Secured Claim or (2) a judgment, personal property or ad valorem tax, mechanics’ or similar lien Claim, in each case regardless of whether such Claim is an Allowed Claim, shall, on or immediately before the Effective Date and regardless of whether such Claim has been scheduled or proof of such Claim has been filed: (y) turn over and release to the Estates or the Liquidation Trustee, as the case may be, any and all property of the Debtors or the Estates that secures or purportedly secures such Claim, or such lien and/or Claim shall automatically, and without further action by the Debtors, the Estates or Liquidation Trustee, be deemed released; and (z) execute such documents and instruments as the Liquidation Trustee requires to evidence such Claim holder’s release of such property or lien, and if such holder refuses to execute appropriate documents or instruments the Liquidation Trustee may, in his/her discretion, file a copy of the Confirmation Order which shall serve to release any Claim holder’s rights in such property; and (ii) on the Effective Date, all right, title and interest in such property shall revert to the Debtors or the Estates or be transferred to the Liquidation Trust, free and clear of all Claims and Interests, including, without limitation, liens, escrows, charges, pledges, encumbrances and/or security interests of any kind.

Without limiting the automatic release provisions of the immediately preceding paragraph: (i) no Distribution under the Plan shall be made to or on behalf of any Claim holder unless and until such holder executes and delivers to the Debtors, the Estates or the Liquidation Trust (as applicable) such release of liens or otherwise turns over and releases such Cash, pledge or other possessory liens; and (ii) any such holder that fails to execute and deliver such release of liens within 180 days of the Effective Date shall be deemed to have no Claim against the Debtors or the Estates or their assets or property in respect of such Claim and shall not participate in any distribution hereunder.

(iv)     Injunction.  All Persons who have held, hold or may hold Claims against, or Interests, in any of the Debtors shall, with respect to any such Claims or Interests, be permanently enjoined from and after the Confirmation Date from taking any of the following actions (other than actions to enforce any rights or obligations under the Plan): (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Estates, the Liquidation Trust, the Liquidation Trustee, any Released Party or any of their property; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Estates, the Liquidation Trust, the Liquidation Trustee, any Released Party or any of their property; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Estates, the Liquidation Trust, the Liquidation Trustee or any of their property; (iv) asserting any right of setoff, directly or indirectly, against any obligation due the Debtors, the Estates, the Liquidation Trust, any Released Party, the Liquidation Trustee or any of their property, except as contemplated or allowed by the Plan; (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; and (vi) prosecuting or otherwise asserting any right, claim or cause of action released pursuant to the Plan.

X.    CONDITIONS TO CONFIRMATION AND CONSUMMATION

A.	Conditions to Consummation

The Plan may not be consummated, and the Effective Date shall not occur, unless and until each of the conditions set forth below is satisfied.  Except as provided in Section 11.2 on the Plan, any one or more of the following conditions may be waived:

(i)        The Confirmation Order shall have become a Final Order;

(ii)       The Wind-down Budget is completed; and

(iii)      The Debtors and/or Liquidation Trust have sufficient Cash on hand (or investments projected by the Debtors to provide timely Cash) to make timely Distributions sufficient (including allocating Cash to reserves as provided in the Plan) to make payments in respect of all Allowed Administrative Claims, Priority Tax Claims, and Priority Non-Tax Claims required as of the initial Distribution Date.

B.	Waiver of Conditions to Consummation

Other than the requirement that the Confirmation Order must have become a Final Order and the Debtors and/or Liquidation Trust must have sufficient Cash on hand, none of which can be waived, the requirement that a particular condition be satisfied may be waived in whole or part by consent of the Plan Proponents without notice or hearing.

C.	Effect of Nonoccurrence of the Conditions to Consummation

If each of the conditions to consummation and the occurrence of the Effective Date has not been satisfied or duly waived 30 days after the Confirmation Date, or such later date as shall be agreed by the Plan Proponents, the Confirmation Order may be vacated by the Court.  If the Confirmation Order is vacated the Plan shall be null and void in all respects, and nothing contained in the Plan shall constitute a waiver or release of any Claims by or against, or Interests in, any of the Debtors.

XI.    CONFIRMATION OF THE PLAN

The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of chapter 11 of the Bankruptcy Code, including, among other things, that (a) the Plan properly classifies Claims and Interests (b) the Plan complies with applicable provisions of the Bankruptcy Code, (c) the Debtor has complied with applicable provisions of the Bankruptcy Code, (d) the Plan Proponents have proposed the Plan in good faith and not by any means forbidden by law, (e) disclosure of “adequate information” as required by Bankruptcy Code section 1125 has been made, (f) the Plan has been accepted by the requisite votes of creditors or Interest holders (except to the extent “cramdown” is available under Bankruptcy Code section 1129(b)), (g) the Plan is in the “best interests” of all holders of Claims and Interests in each impaired Class, (h) all fees and expenses payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court and the Confirmation Order, have been paid, or the Plan provides for the payment of such fees on the Effective Date, and (i) the Plan provides for the payment of all retiree benefits, as defined in Bankruptcy Code section 1114, at the level established at any time before confirmation in accordance with Bankruptcy Code sections 1114(e)(1)(B) or 1114(g), for the duration of the period that the Debtor has obligated itself to provide such benefits.

A.	Voting Requirements

Under the Bankruptcy Code, only Classes of Claims and Interests that are “impaired” are entitled to vote to accept or reject the Plan.  A Class is impaired if the Plan modifies the legal, equitable or contractual rights of holders of Claims or Interests in the Class (other than by curing defaults and reinstating debt).  Under Bankruptcy Code section 1126(f), Classes of Claims or Interests that are unimpaired are conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan.  Under Bankruptcy Code section 1126(g), Classes of Claim and Interests whose holders will not receive or retain any property under the Plan are deemed to have rejected the Plan and are not entitled to vote on the Plan.

An impaired Class of Claims or Interests will have accepted the Plan if (a) the holders (other than any holder designated under Bankruptcy Code section 1126(e)) of at least two thirds in amount of the Allowed Claims or Interests actually voting in the Class have voted to accept the Plan and (b) holders (other than any holder designated under Bankruptcy Code section 1126(e)) of more than one half in number of the Allowed Claims or Interests actually voting in such Class have voted to accept the Plan.

Classes 1 and 2 are unimpaired under the Plan and are deemed to have accepted the Plan, and accordingly are not entitled to vote on the Plan.  Classes 5, 6 and 7 are impaired under the Plan, but because the holders of Claims and Interests in Classes 5, 6 and 7 will not receive or retain any property under the Plan, they are deemed to have rejected the Plan and there are not entitled to vote on the Plan.  Classes 3 and 4 are impaired under the Plan, and accordingly the holders of Claims in Classes 3 and 4 are entitled to vote on the Plan.

B.	Feasibility of the Plan

In connection with confirmation of the Plan, Bankruptcy Code section 1129(a)(11) requires that the Bankruptcy Court find that consummation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor, unless such liquidation or reorganization is proposed in the Plan.  In these Bankruptcy Cases, the Plan proposes a liquidation of the Debtors’ Estates, and accordingly the feasibility test in Bankruptcy Code section 1129(a)(11) does not apply.

C.	Best Interests Test

Even if the Plan is accepted by each Class of holders of Claims and Interests, the Bankruptcy Code requires the Bankruptcy Court find the Plan is in the “best interests” of all holders of Claims or Interests that are impaired by the Plan and that have not accepted the Plan.  As set forth in Bankruptcy Code section 1129(a)(7), the “best interests” test requires a bankruptcy court to find that either (i) all members of an impaired class have voted to accept a plan, or (ii) the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

To calculate the probable distribution to members of each class of holders of claims or interests if a debtor were liquidated under chapter 7, a Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the debtor’s assets if its chapter 11 case were converted to a chapter 7 case under the Bankruptcy Code.  This “liquidation value” would consist primarily of the proceeds from a forced sale of the debtor’s assets by a chapter 7 debtor.

The amount of liquidation value available to unsecured creditors would be reduced by the claims of secured creditors to the extent of the value of their collateral and by the costs and expenses of liquidation, as well as by other administrative expenses of both the chapter 7 case and the chapter 11 case.  Costs of a liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a chapter 7 trustee, as well as counsel and other professionals retained by that trustee, asset-disposition expenses, all unpaid expenses incurred by the trustee and Debtors in the chapter 11 case (such as compensation of attorneys and advisors) that are allowed in the chapter 7 case, litigation costs, and claims arising from the operations of the Debtors during the pendency of the cases.

Once the bankruptcy court ascertains the recoveries in liquidation of the secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity interest holders from the remaining available proceeds in liquidation.  If such probable distribution has a value greater than the distributions to be received by such creditors and equity interest holders under a debtor’s plan, then such plan is not in the best interests of creditors and equity security holders.

As of the confirmation date, Debtors will have converted all of their assets to cash with the exception of the interest in Bombay Brands LLC (the owner of the Bombay intellectual property) and certain potential litigation claims including avoidance actions (of unascertained value, if any).  A pro forma recovery analysis that indicates that all administrative and priority claims will be paid in full, in cash on the Effective Date and that unsecured creditors are projected to receive between 16.4% and 28.9% of the Allowed Amount of their claims, plus their pro rata shares of any value realized from the litigation causes of action.

In the Pro Forma Recovery Analysis (the “Recovery Analysis”), the primary difference between the Proceeds Available for Plan “Best” and “Worst” recoveries is the inclusion of $4.15 million for the Debtors’ interest in Bombay Brands LLC in the “Best” recovery.  While the Debtors and Committee remain hopeful that Bombay Brands will become valuable, there is no assurance that creditors will receive any future payments from Bombay Brands LLC.  The remaining difference between the “best” and “worst” proceeds is approximately $475,000 for potential additional recoveries from the Debtors’ Canadian subsidiary plus another $350,000 from sales of the Debtors’ remaining assets at its headquarters.

Another significant difference in the Recovery Analysis involves the amount of professional fees that may become payable.  The engagement agreements between the Debtors and certain of their professionals include language allowing them to receive additional compensation totaling $1.5 million should the Court allow the additional compensation during the final fee application process.  The “Worst Recovery” assumes that the total amount of the potential additional compensation is allowed.  The “Best Recovery” assumes that the additional compensation is denied.  The Committee has not agreed to the allowability of the additional compensation and the issue is not anticipated to be presented to the Court for decision until the final fee applications are filed.

The Recovery Analysis has a differential between the “Best” and “Worst” recoveries in the amount of the estimated allowed claims.  Since the claim resolution process remains ongoing, the Debtors are reluctant to specify the basis of the differential or the assumptions upon which the differential is based.

The Plan Proponents have concluded that confirmation of the Plan and the use of the Liquidation Trust will most economically facilitate the timely delivery to creditors of their recoveries.  The Plan Proponents have further concluded that there would be cost and delay incident to the conversion of these Cases to Chapter 7 cases that could reduce the pro forma recoveries for creditors as outlined in the section titled “Chapter 7 Liquidation” below.  At a minimum, the Plan Proponents believe that the Liquidation Trust will be able to distribute at least as much to each creditor as such creditor would receive if the Cases were converted to Chapter 7 Cases.  As a result, the Plan Proponents have concluded that the Plan complies with the requirements of Bankruptcy Code § 1129(a)(7).

Bombay
Pro Forma Recovery Analysis as of June 26, 2008
($ in 000's)

	Recovery Range
Description	Worst	Best

A. Proceeds Available for Plan	$25,276	$30,251

B. Administrative Claims (Range)
Corporate Payroll and Related Expenses	978	947
Corporate Occupancy and Wind Costs	623	623
Accounts Payable and Accrued Liabilities	1,250	1,100
503(b)(9) Claims	87	87
Debtors' and Creditors' Professional Fees	3,828	2,078
Deposits	(689)	(789)
Gift Cards (unused / activated post petition)	124	85
Other (litigation, contested occupancy costs, other)	1,830	1,466
Total Administrative Claims	8,030	5,596

Proceeds Available for Priority Expenses	17,246	24,655

C. Priority Expenses (Range)
Employee Benefits	81	81
Severance - Foreign Offices	500	500
Federal, State, and Other Priority Claims	2,751	2,284
Total Priority Claims	3,332	2,865

Proceeds Available for General Unsecured Claims	13,914	21,790

D. Bombay Gift Card Convenience Claims (at 25% of Claim Amount)
Estimated Distribution to Convenience Class Claims	192	192
Total Convenience Class Distribution	192	192

Proceeds Available for General Unsecured Claims	13,722	21,598

E. General Unsecured Claims (1) (Range)	83,656	74,679

General Unsecured Claim Recoveries	16.4%	28.9%

Note:
(1)
General Unsecured Claims include amounts due to trade vendors at the time of the filing which remain unpaid, damages resulting for the rejection of executory contracts, amounts due to employees under pre-petition employment agreements and various other claims.

D.	Confirmation Without Acceptance of All Impaired Classes – “Cramdown”

The Plan Proponents may request confirmation of the Plan, as it may be modified from time to time, under Bankruptcy Code section 1129(b), and they reserve the right to modify the Plan to the extent, if any, that confirmation in accordance with Bankruptcy Code section 1129(b) requires modification.  Under Bankruptcy Code section 1129(b), the Court may confirm a plan over the objection of a rejecting class, if, among other things, (a) at least one impaired Class of Claims has accepted the plan (not counting votes of any “insiders” as defined in the Bankruptcy Code) and (b) if the plan “does not discriminate unfairly” against and is “fair and equitable” to each rejecting class.

A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a rejecting impaired class is treated equally with respect to other classes of equal rank.  A plan is fair and equitable as to a class of secured claims that rejects the plan, if amount other things, the plan provides (a)(i) that the holders of claims in the rejecting class retain the liens securing those claims (whether the property subject to those liens is retained by the debtor or transferred to another entity) to the extent of the allowed amount of such claims, and (ii) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder’s interest in the estate’s interests in such property; (b) for the sale, subject to Bankruptcy Code section 363(k), of any property that is subject to liens securing the claims included in the rejecting class, free and clear of liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (a) or (c) of this paragraph, or (c) for the realization by such holders of the indubitable equivalent of such claims.

A plan is fair and equitable as to a class of unsecured claims that rejects the plan if, among other things, the plan provides that (a) each holder of a claim in the rejecting class will receive or retain on account of its claim property that has a value, as of the effective date of the plan, equal to the allowed amount of the claim; or (b) no holder of a claim or interest that is junior to the claims of the rejecting class will receive or retain under the plan any property on account of such junior claim or interest.

A plan is fair and equitable as to a class of interests that rejects a plan if the plan provides, among other things, that (a) each holder of an interest of such class receive or retain on account of such interest property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (b) that no holder of an interest that is junior to such class will receive or retain under the plan any property on account of such junior interest.

E.	Risks Associated with the Plan

Both the confirmation and consummation of the Plan are subject to a number of risks.  Specifically, if certain standards set forth in the Bankruptcy Code are not met, the Bankruptcy Court will not confirm the Plan even if holders of Claims and Interests accept the Plan.  Although the Plan Proponents believe that the Plan meets such standards, there can be no assurance that the Bankruptcy Court will reach the same conclusion.  If the Bankruptcy Court were to determine that such requirements were not met, it could require the Plan Proponents to re-solicit acceptances, which could delay and/or jeopardize confirmation of the Plan.  The Plan Proponents believe that the solicitation of votes on the Plan will comply with section 1126(b) and that the Bankruptcy Court will confirm the Plan.  The Plan Proponents, however, can provide no assurance that modifications of the Plan will not be required to obtain confirmation of the Plan, or that such modifications will not require a re-solicitation of acceptances.

F.	Alternatives to Plan

There are three possible consequences if the Plan is rejected or if the Bankruptcy Court refuses to confirm the Plan: (a) the Debtors’ Bankruptcy Cases could be converted to liquidation cases under chapter 7 of the Bankruptcy Code, (b) an alternative plan could be filed by another party in interest, or (c) the Bankruptcy Court could dismiss the Debtors’ Bankruptcy Cases.

(i)           Chapter 7 Liquidation.  The most realistic alternative to the Plan is conversion of the Bankruptcy Cases from proceedings under chapter 11 of the Bankruptcy Code to proceedings under chapter 7 of the Bankruptcy Code.  A chapter 7 case, sometimes referred to as a “straight liquidation,” requires the liquidation of all of the debtor’s assets by a chapter 7 trustee.  The cash realized from liquidation is subject to distribution to creditors in accordance with the order of distribution prescribed in section 726 of the Bankruptcy Code.  Whether a bankruptcy case is one under chapter 7 or chapter 11, allowed secured claims, allowed administrative claims and allowed priority claims are entitled to be paid in cash, in full, before unsecured creditors and equity interest holders receive any funds, as explained further below.  Thus, in a chapter 7 case, the recovery, if any, to creditors holding non-priority unsecured claims and to holders of equity interests will depend upon the net proceeds left in the estate after all of the debtors’ assets have been reduced to cash and all claims of higher priority have been satisfied in full.

Chapter 7 liquidation theoretically adds an additional layer of expense.  As referenced above, conversion of a bankruptcy case to chapter 7 will trigger the appointment of a chapter 7 trustee having the responsibility of liquidating the debtor’s assets.  Pursuant to sections 326 and 330 of the Bankruptcy Code, the chapter 7 trustee will be entitled to reasonable compensation in relation to the level of disbursements made to creditors, as follows: (a) up to 25% of the first $5,000.00 disbursed; (b) up to 10% of the amount disbursed in excess of $5,000.00 but not in excess of $50,000.00; (c) up to 5% of any amount disbursed in excess of $50,000.00 but not in excess of $1,000,000.00; and (d) up to 3% of any amount disbursed in excess of $1,000,000.00.  Additionally, the chapter 7 trustee will be entitled to retain his or her own professionals to assist in the liquidation and administration of the estate.  The fees and expenses of such professionals, to the extent allowed, are also entitled to priority in payment as administrative claims.  Chapter 7 administrative costs are entitled to priority in payment over chapter 11 administrative costs.  Nevertheless, chapter 11 administrative costs continue to have priority over all other non-administrative priority claims and non-priority unsecured claims in the bankruptcy case.

Conversion to chapter 7 could result in the appointment of a trustee having no experience or knowledge of the prior proceedings in the bankruptcy cases or of the debtors’ business, their books and records and their assets.  A substantial amount of time would be required in order the new chapter 7 trustee to become familiar with the debtors, their prior business operations, and their assets in order to wind the cases up effectively.

The Plan Proponents are opposed to conversion of the Bankruptcy Cases to chapter 7 for several reasons.  First, the Plan Proponents believe that conversion of the Bankruptcy Cases could lead to additional layers of expense for the reasons stated above.  Second, conversion of the Bankruptcy Cases will re-open the bar date and enable additional, otherwise barred Claims, to be asserted.  By maintaining the Bankruptcy Cases in chapter 11 and confirming the Plan, the assertion of additional claims can be prevented.

Inasmuch as the Plan is a plan of liquidation, the comparison of likely distributions to holders of Allowed Claims and Allowed Equity Interests under the Plan to likely distributions to holders of Allowed Claims and Allowed Equity Interests in a chapter 7 proceeding is similar, except that in a chapter 7 the potential for additional administrative expense and substantial additional Claims demonstrates that distributions under the Plan are likely to exceed, or at least be equal to, the distributions that would be made under chapter 7.  Consequently, the Plan Proponents believe that the Plan is in the best interest of creditors.

(ii)       Alternative Plan.  Because the Debtors allowed the Exclusive Period for filing a plan to lapse, any other party in interest in these Cases may file a proposed plan.  However, to date no other proposed chapter 11 plans have been filed in these Bankruptcy Cases, and it is not anticipated that any other proposed plans will be filed.

(iii)      Dismissal.  The most remote alternative possibility is dismissal of the Bankruptcy Cases.  If the Debtors’ Bankruptcy Cases were dismissed, the Debtors would no longer have the protection of the Bankruptcy Court and the applicable provisions of the Bankruptcy Code.  The remaining secured creditors could immediately commence exercising their rights as secured creditors to foreclose on the property pledged to secure their debts.  Dismissal would also force a race among other creditors to take over and dispose of any remaining assets, of which there are few.  Because smaller creditors would not have an equal incentive to expend significant funds in pursuing the Debtors’ remaining assets, they would undoubtedly receive less or nothing on their Claims.  The Plan Proponents believe that the dismissal of the Bankruptcy Cases would result in far smaller Distributions or Distributions being realized by the unsecured creditors of the Estates than the Distributions provided for in the Plan.

XII.    FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.	Introduction

The purpose of this provision is to provide a discussion of the potential material federal income tax consequences of the Plan to the Debtors and the hypothetical holders of Claims or Interests in the case that would enable such a hypothetical investor to make an informed judgment about the Plan, as contemplated in 11 U.S.C. § 1125(a)(1).  The federal income tax consequences discussed herein are those arising under the Internal Revenue Code of 1986, as amended (the “Tax Code”) and the income tax regulations promulgated thereunder (the “Regulations”), and case law, revenue rulings, revenue procedure and other authority interpreting the relevant sections of the Tax Code and the Regulations.

This summary does not address foreign, state, or local tax law, or any estate or gift tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as taxpayers who are not United States domestic corporations or citizens or residents of the United States, S corporations, banks, mutual funds, insurance companies, financial institutions, regulated investment companies, broker-dealers, non-profit entities or foundations, small business investment companies, persons that hold Claims or Interests as part of a straddle or conversion transaction, and tax-exempt organizations.)

No administrative rulings will be sought from the Internal Revenue Service (“IRS”) with respect to any of the federal income tax aspects of the Plan.  Consequently, there can be no assurance that the treatment described in this Disclosure Statement will be accepted by the IRS.  No opinion of counsel has either been sought or obtained with respect to the federal income tax aspects of the Plan.

THE DISCUSSION SET FORTH IN THIS DISCLOSURE STATEMENT IS INCLUDED FOR GENERAL INFORMATION ONLY.  ALL CLAIMANTS AND INTEREST HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES CONTEMPLATED UNDER OR IN CONNECTION WITH THE PLAN, AS WELL AS STATE AND LOCAL TAX CONSEQUENCES AND FEDERAL ESTATE AND GIFT TAXES.

B.	Material Tax Consequences to the Debtors

Generally, under the terms of the Plan, all Claims will be released except to the extent that the Debtors have Cash available to satisfy all or a portion of such Claims.  Any income resulting from the satisfaction of any Claim at a discount will not constitute taxable income to the Debtors because the debt forgiveness arises in connection with a bankruptcy case under Title 11 of the United States Code.

C.	Material Tax Consequences to Creditors

In General.  The federal income tax consequences of the implementation of the Plan to a creditor will depend, among other things, on (a) whether the creditor receives consideration in more than one tax year, (b) whether the creditor is a resident of the United States, (c) whether all of the consideration by the creditor is deemed to be received by that creditor as part of an integrated transaction, (d) whether the creditor reports income using the accrual or cash method of accounting, and (e) whether the creditor has previously taken a bad debt deduction or worthless security deduction with respect to the Claim.

Gain or Loss on Exchange.  Generally, a creditor will realize a gain or loss on the exchange under the Plan of its Claim for Cash in an amount equal to the difference between (i) the Cash received by the creditor (other than any Cash attributable to accrued but unpaid interest on the Claim), and (ii) the creditor’s adjusted basis in the Claim exchanged therefore (other than basis attributable to accrued but unpaid interest previously included in the holder’s taxable income).  Any gain or loss recognized will be a capital gain or loss if the Claim was a capital asset in the hand of the creditor, and such gain or loss will be a long-term capital gain or loss if the creditor’s holding period for the Claim surrendered exceeds one (1) year at the time of the exchange.

Payments attributable to Interest.  A creditor not previously required to include in its taxable income any accrued but unpaid interest on a Claim may be treated as receiving taxable interest, to the extent the Cash it receives pursuant to the Plan is allocable to such accrued but unpaid interest.  A creditor previously required to include in its taxable income any accrued but unpaid interest on a Claim may be entitled to recognize a deductible loss, to the extent the amount of interest actually received by the creditor is less than the amount of interest taken into income by the creditor.

D.	Information Reporting and Backup Withholding

Under the backup withholding rules of the Internal Revenue Code, creditors may be subject to backup withholding at the rate of twenty-eight percent (28%) with respect to payments made pursuant to the Plan unless such creditor (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number and certifies under penalties of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividends and interest income.  Any amount withheld under these rules will be credited against the creditor’s federal income tax liability.  Creditors may be required to establish exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

XIII.    RECOMMENDATIONS AND CONCLUSION

THE PLAN PROPONENTS BELIEVE THAT THE PLAN’S CONFIRMATION IS IN THE BEST INTERESTS OF THE DEBTORS, THEIR ESTATES, AND CREDITORS THEREOF.  FOR THESE REASONS THE PLAN PROPONENTS URGE ALL HOLDERS OF CLAIMS TO VOTE TO ACCEPT THE PLAN AND TO EVIDENCE THEIR ACCEPTANCE BY DULY COMPLETING AND RETURNING THEIR BALLOTS SO THAT THEY WILL BE RECEIVED BY THE DEBTORS’ BALLOTING AGENT ON OR BEFORE AUGUST 11, 2008 AT 4:00 P.M. PREVAILING CENTRAL TIME.

Dated: July 2, 2008	THE BOMBAY COMPANY, INC., THE BOMBAY FURNITURE COMPANY, INC., BBA HOLDINGS, LLC, BOMBAY INTERNATIONAL, INC., BAILEY STREET TRADING COMPANY and BMAJ, INC.

	By:	/s/ Elaine D. Crowley
Name: Elaine D. Crowley
Title: Senior Vice President

OFFICIAL COMMITTEE OF UNSECURED CREDITORS

	By:	/s/ Ronald Tucker
Name: Ronald Tucker, Esq. Title: Chairperson